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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Exact Sciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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441 Charmany Drive
Madison, Wisconsin 53719

June 17, 2016

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Exact Sciences Corporation to be held at 10:00 a.m., local time, on Thursday, July 28, 2016, at the Monona Terrace Community and Convention Center, 1 John Nolen Drive, Madison, Wisconsin 53703.

        We look forward to your attending either in person or by proxy. Further details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of 2016 Annual Meeting and Proxy Statement. Please give this material your careful attention.

Very truly yours,

Kevin T. Conroy Chairman, President and Chief Executive Officer

EXACT SCIENCES CORPORATION
441 Charmany Drive
Madison, Wisconsin 53719

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 28, 2016

To the Stockholders of Exact Sciences Corporation:

        NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Exact Sciences Corporation, a Delaware corporation, will be held on Thursday, July 28, 2016, at 10:00 a.m., local time, at the Monona Terrace Community and Convention Center, 1 John Nolen Drive, Madison, Wisconsin 53703, for the following purposes:

  1.
  To elect the four nominees to the Board of Directors nominated by the Board of Directors to serve for a three year term as Class I directors.

  2.
  To hold an advisory vote on executive compensation.

  3.
  To approve the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

  4.
  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

  5.
  To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Only stockholders of record at the close of business on June 3, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. If you plan to attend the annual meeting and you require directions, please call us at (608) 284-5700.

By Order of the Board of Directors,

D. Scott Coward Senior Vice President, General Counsel and Secretary

Madison, Wisconsin
June 17, 2016

PROXY STATEMENT

i

441 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT

        The Board of Directors (the "Board") of Exact Sciences Corporation (the "Company," "Exact," "we," "us" or "our") is providing these materials to you in connection with Exact's annual meeting of stockholders. The annual meeting will take place on Thursday, July 28, 2016, at 10:00 a.m., local time, at the Monona Terrace Community and Convention Center, 1 John Nolen Drive, Madison, Wisconsin 53703. This proxy statement and the accompanying notice and form of proxy are expected to be first sent to stockholders on or about June 17, 2016.

GENERAL INFORMATION

Why am I receiving these materials?

        You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under Securities and Exchange Commission ("SEC") rules and is designed to assist you in voting your shares.

What is a proxy?

        Our Board of Directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder's specific voting instructions.

What is included in these materials?

        These materials include:

  •
  the proxy statement for the annual meeting;

  •
  a proxy card for the annual meeting; and

  •
  the 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2015.

What items will be voted on at the annual meeting?

        There are four proposals scheduled to be voted on at the annual meeting:

  •
  the election of the nominees to the Board nominated by our Board of Directors as Class I directors to serve until the 2019 annual meeting of stockholders;

  •
  the advisory vote on the compensation paid to our named executive officers;

  •
  the approval of the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares; and

  •
  the ratification of the Audit Committee's appointment of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

        The Board of Directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board's voting recommendations?

        Our Board of Directors recommends that you vote your shares:

  •
  FOR the nominees to the Board of Directors as Class I directors to serve until the 2019 annual meeting of stockholders;

  •
  FOR the approval of the advisory vote regarding the compensation paid to our executive officers;

  •
  FOR the approval of the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares; and

  •
  FOR the ratification of the Audit Committee's appointment of BDO as our independent registered public accounting firm for 2016.

Who can attend the annual meeting?

        Admission to the annual meeting is limited to:

  •
  stockholders as of the close of business on June 3, 2016;

  •
  holders of valid proxies for the annual meeting; and

  •
  our invited guests.

        Each stockholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

        The Board of Directors set June 3, 2016 as the record date. All record holders of Exact common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were                shares of common stock outstanding.

What is a stockholder of record?

        A stockholder of record or registered stockholder is a stockholder whose ownership of Exact stock is reflected directly on the books and records of our transfer agent, American Stock Transfer and Trust Company, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in "street name" and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

        You may vote by any of the following methods:

  •
  In person.  Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

  •
  By mail.  Stockholders of record may vote by signing and returning the proxy card provided.

  •
  Beneficial owners of shares held in "street name."  You may vote by following the voting instructions provided to you by your bank or broker.

How can I change or revoke my vote?

        You may change or revoke your vote as follows:

  •
  Stockholders of record.  You may change or revoke your vote by submitting a written notice of revocation to Exact Sciences Corporation c/o Secretary at 441 Charmany Drive, Madison, Wisconsin 53719 or by submitting another vote on or before July 27, 2016.

  •
  Beneficial owners of shares held in "street name."  You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

        Stockholders of record.    If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

        Beneficial owners of shares held in "street name."    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a "broker non-vote."

Which ballot measures are considered "routine" or "non-routine"?

        The election of directors ("Proposal 1"), the advisory vote on the compensation paid to our executive officers ("Proposal 2") and the approval of the Second Amendment to the 2010 Employee Stock Purchase Plan ("Proposal 3") are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

        The ratification of the appointment of BDO as our independent registered public accounting firm for 2016 ("Proposal 4") is considered to be a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 4.

What is the quorum for the annual meeting?

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for the transaction of business at the annual meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?

        The following are the voting requirements for each proposal:

  •
  Proposal 1, Election of Directors.  The nominees receiving the highest number of votes will be elected as Class I directors to serve until the 2019 annual meeting of stockholders. Under the majority voting policy contained in our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election must offer his or her resignation as a director to the Corporate Governance & Nominating Committee of the Board of Directors. Upon receipt of this offer of resignation, the Corporate Governance & Nominating Committee will consider the offer of resignation and recommend to the Board of Directors action to be taken with respect to the offer of resignation, including whether or not to accept such offer of resignation. The Board of Directors will then act upon such recommendation and promptly disclose its decision, together with an explanation of the reasons behind such decision.

  •
  Proposal 2, Advisory Vote on Executive Compensation.  The compensation paid to our named executive officers will be considered approved if a majority of the votes of stockholders present or represented, in person or by proxy, and voting on this matter, are cast in favor of the proposal.

  •
  Proposal 3, Second Amendment of 2010 Employee Stock Purchase Plan.  Approval of the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares will be considered obtained if the majority of the votes of stockholders present or represented, in person or by proxy, and voting on this matter, are cast in favor of the proposal.

  •
  Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm.  The ratification of the Audit Committee's appointment of BDO as our independent registered public accounting firm for 2016 will be approved if a majority of stockholders present or represented, in person or by proxy, and voting on this matter are cast in favor of the proposal.

How are abstentions and broker non-votes treated?

        Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposals regarding the election of directors, the advisory vote on the compensation of our named executive officers and the Second Amendment of the 2010 Employee Stock Purchase Plan. We expect no broker non-votes on the appointment of BDO as our independent registered public accounting firm for 2016. Abstentions will have no effect on the proposal ratifying the appointment of BDO as our independent registered public accounting firm for 2016.

Who pays for solicitation of proxies?

        We are paying the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

        We will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days following the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 annual meeting of stockholders?

        Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials.    Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders must be received no later than February 17, 2017. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company's Secretary at 441 Charmany Drive, Madison, Wisconsin 53719.

        Requirements for Stockholder Nominations or Proposals to Be Brought Before the 2017 Annual Meeting of Stockholders.    Notice of any director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders, must be delivered to the Company's Secretary at 441 Charmany Drive, Madison, Wisconsin 53719 not earlier than the close of business on March 30, 2017 and not later than the close of business on April 29, 2017. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 29, 2016 by:

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each executive officer included in the Summary Compensation Table below;

  •
  each of our directors;

  •
  each person nominated to become a director; and

  •
  all executive officers, directors and nominees as a group.

        Unless otherwise noted below, the address of each person listed on the table is c/o Exact Sciences Corporation at 441 Charmany Drive, Madison, Wisconsin 53719. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.

        Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of common stock issuable by us to a person pursuant to restricted stock unit awards expected to vest within 60 days of April 29, 2016 and options which may be exercised within 60 days after April 29, 2016 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock outstanding as of April 29, 2016 is based upon 97,791,900 shares outstanding on that date.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Issued Shares		Number of Shares Issuable(1)		Total Shares Beneficially Owned	Percentage of Common Stock Outstanding
Directors and Executive Officers
Maneesh K. Arora	346,527	(2)	929,325		1,275,852	1.3%
John K. Bakewell	800		—		800	*
Thomas D. Carey	36,768		15,620		52,388	*
Kevin T. Conroy	800,616	(3)	1,897,826	(4)	2,698,442	2.7%
D. Scott Coward	21,853	(5)	4,375	(4)	26,228	*
Sally W. Crawford	212,341		—		212,341	*
James E. Doyle	21,459		6,159		27,618	*
Daniel J. Levangie	51,322		52,472		103,794	*
Graham P. Lidgard	236,304	(6)	486,750	(4)	723,054	*
William J. Megan	77,482	(7)	13,650		91,132	*
Lionel N. Sterling	102,391		52,472		154,863	*
David A. Thompson	110,213		52,472		162,685	*
Michael S. Wyzga	6,038		4,203		10,241	*
Katherine S. Zanotti	91,000		33,304		124,304	*
All directors and executive officers as a group (14 persons)	2,115,114		3,548,628		5,663,742	5.6%
Stockholders
BlackRock, Inc.(8)	5,231,231		—		5,026,878	5.3%
William Blair Investment Management, LLC(9)	5,766,280		—		5,766,280	5.9%
The Vanguard Group(10)	6,697,527		—		6,697,527	6.8%
Capital Research Global Investors(11)	5,531,844		—		5,531,844	5.7%
State Street Corporation(12)	5,129,917		—		5,129,917	5.2%

*
Less than one percent.

(1)
Represents shares of our common stock issuable pursuant to option, restricted stock unit and deferred stock unit awards exercisable or issuable within 60 days of April 29, 2016. Does not include shares of stock issuable pursuant to option, restricted stock unit and deferred stock unit awards not exercisable or issuable within 60 days of April 29, 2016.

(2)
Includes 12,359 shares held through our 401(k) plan.

(3)
Includes 23,120 shares held through our 401(k) plan.

(4)
Does not include shares of common stock issuable on May 2, 2016 upon purchase pursuant to the Company's 2010 Employee Stock Purchase Plan. The number of shares to be purchased on May 2, 2016 was indeterminable as of April 29, 2016.

(5)
Includes 2,524 shares held through our 401(k) plan.

(6)
Includes 11,175 shares held through our 401(k) plan.

(7)
Includes 12,029 shares held through our 401(k) plan.

(8)
BlackRock, Inc., a Delaware corporation ("BlackRock"), beneficially owns these shares through its subsidiaries, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited and BlackRock Japan Co Ltd, and has the sole power to vote or to direct the vote of 5,026,878 shares and has the sole power to dispose or to direct the disposition of 5,231,231 shares. The principal address of BlackRock is 55 East 52nd Street, New York, New York 10055. This information has been obtained from Amendment No. 4 to Schedule 13G filed by BlackRock with the SEC on January 26, 2016.

(9)
Consists of 5,766,280 shares beneficially owned by William Blair Investment Management, LLC, a Delaware limited liability company ("William Blair"). William Blair has the sole power to vote or direct the vote of 5,313,093 shares and the sole power to dispose or to direct the disposition of 5,766,280 shares. The principal address of William Blair is 222 W. Adams, Chicago, Illinois 60605. This information has been obtained from Schedule 13G filed by William Blair with the SEC on February 9, 2016.

(10)
The Vanguard Group, Inc., a Pennsylvania corporation ("Vanguard"), beneficially owns these shares directly and through its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard has the sole power to vote or to direct the vote of 210,963 shares, the shared power to vote or to direct the vote of 5,900 shares, the sole power to dispose or to direct the disposition of 6,485,264 shares and shared power to dispose or to direct the disposition of 212,263 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 98,487 shares, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,600 shares. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information has been obtained from Amendment No. 3 to Schedule 13G filed by Vanguard with the SEC on February 10, 2016.

(11)
Consists of 5,531,844 shares beneficially owned by Capital Research Global Investors, a division of Capital Research and Management Company, a Delaware corporation ("Capital Research"), over which it has sole voting and dispositive powers. The principal address of Capital Research is 333 South Hope Street, Los Angeles, California 90071. This information has been obtained from Amendment No. 2 to Schedule 13G filed by Capital Research with the SEC on February 16, 2016.

(12)
State Street Corporation, a Massachusetts corporation ("State Street"), beneficially owns these shares through its subsidiaries, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisers Limited and State Street Global Advisors, Australia, Limited. State Street has the shared voting and dispositive powers over all 5,129,917 shares. The principal address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information has been obtained from Schedule 13G filed by State Street with the SEC on February 12, 2016.

 PROPOSAL 1—ELECTION OF DIRECTORS

        The Company's Board of Directors currently consists of ten members and is divided into three classes serving terms of three years. Stockholders elect one class of directors at each annual meeting. The class up for election at the 2016 Annual Meeting is Class I, whose members currently include Kevin T. Conroy, John A. Fallon, M.D., David A. Thompson and Katherine S. Zanotti. Upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board of Directors has nominated and recommended Kevin T. Conroy, John A. Fallon, M.D., David A. Thompson and Katherine S. Zanotti for re-election to the Board of Directors as Class I directors.

        Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of the nominees named below. The Board of Directors knows of no reason why any nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors.

        In January 2015, the Board of Directors of the Company approved an amendment to the Company's Corporate Governance Guidelines to provide for a majority voting policy in uncontested elections of nominees to the Board of Directors. The Board of Directors adopted the policy as part of its review and evaluation of the Corporate Governance Guidelines and in response to communications received from stockholders. Under the majority voting policy, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election must offer his or her resignation as a director to the Corporate Governance & Nominating Committee of the Board of Directors. Upon receipt of this offer of resignation, the Corporate Governance & Nominating Committee will consider the offer of resignation and recommend to the Board of Directors action to be taken with respect to the offer of resignation, including whether or not to accept such offer of resignation. The Board of Directors will then act upon such recommendation and promptly disclose its decision, together with an explanation of the reasons behind such decision. Our majority voting policy is set forth in our Corporate Governance Guidelines, which can be found on our website located at www.exactsciences.com under "Investor Relations—Corporate Governance."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE NOMINEES LISTED BELOW

        The following table sets forth the nominees to be elected at the 2016 Annual Meeting and continuing directors and, for each such continuing director, the year such director was first elected as a director, the positions currently held by each director with us, the year each director's current term will expire and the current class of each director.

Nominee's or Director's Name and Year First Became Director	Position with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Kevin T. Conroy	President, Chief Executive	2019	I
2009	Officer and Chairman of
	the Board
John A. Fallon, M.D.	Director	2019	I
2016
David A. Thompson	Director	2019	I
2010
Katherine S. Zanotti	Director	2019	I
2009
Continuing Directors:
Lionel N. Sterling	Director	2017	II
2010
Maneesh K. Arora	Senior Vice President,	2017	II
2014	Chief Operating Officer and Director
James E. Doyle	Director	2017	II
2014
Thomas D. Carey	Director	2018	III
2013
Daniel J. Levangie	Director	2018	III
2010
Michael S. Wyzga	Director	2018	III
2015

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR DIRECTOR

        Set forth below is background information for each current director and nominee for director, as well as information regarding additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that such director or nominee should serve on the Board.

        Maneesh K. Arora, age 47, has served as our Chief Operating Officer since February 2012 and as a Senior Vice President since April 2009 when he joined Exact. Mr. Arora also served as our Chief Financial Officer from April 2009 to August 2013. Prior to joining Exact, Mr. Arora worked for Third Wave Technologies, Inc., a molecular diagnostics company, from 2003 until the acquisition of Third Wave by Hologic, Inc. in July 2008. During his time at Third Wave, Mr. Arora was responsible for business strategy and commercial operations before being promoted to chief financial officer in January, 2006. He began his career at Kraft Foods as a financial analyst and held several positions of increasing responsibility during his nine years there. Mr. Arora earned a bachelor's degree in economics from the University of Chicago and an MBA from the Kellogg Graduate School of Management at Northwestern University.

        Mr. Arora brings extensive financial and executive experience to the Board. His prior service as our Chief Financial Officer and deep knowledge of the Company and broader molecular diagnostics industry provides a valuable perspective to the Board of Directors.

        Thomas D. Carey, age 54, has served as a director since April 2013. Mr. Carey is the founder and Managing Director of Perspective Group, LLC, a human capital and executive search firm serving the healthcare industry. Previously, Mr. Carey was a member at Spencer Stuart, a global executive search firm, from 2010 through 2015, where he was responsible for leading the firm's global efforts in providing board services to companies within all segments of the healthcare market. Prior to Spencer Stuart, Mr. Carey was with Russell Reynolds Associates from 2001 to 2010 where he served as a Partner and Co-Head of the firm's Global Life Sciences Practice for the three years preceding his move to Spencer Stuart. Prior to entering the search industry, Mr. Carey served as an investment banker and then chief financial officer of both private and public healthcare and information technology companies. Mr. Carey earned a bachelor's degree from the College of the Holy Cross and an MM degree in management policy from the Kellogg Graduate School of Management at Northwestern University.

        Mr. Carey brings to the Board more than 20 years of broad life sciences industry expertise. His background in finance and the executive search industry also provides the Board of Directors a valuable perspective with respect to financial strategy, key executive hires and other personnel-related matters.

        Kevin T. Conroy, age 50, has served as our President and Chief Executive Officer since April 2009, as a director since March 2009 and as Chairman of the Board since March 2014. Mr. Conroy served as president and chief executive officer of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2005 until the acquisition of Third Wave by Hologic, Inc. in July 2008. He joined Third Wave in July 2004 and served as general counsel until December 2005. Prior to joining Third Wave, Mr. Conroy served as intellectual property counsel at GE Healthcare, a medical imaging and diagnostics company and a division of General Electric Company. Before joining GE Healthcare, Mr. Conroy was chief operating officer of two early-stage venture-backed technology companies. Prior to those positions, he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned a bachelor's degree in electrical engineering at Michigan State University and a law degree from the University of Michigan.

        Mr. Conroy brings extensive business, legal and executive leadership experience to the Board. With his significant knowledge of, and breadth of experience in, the healthcare industry in general and the molecular diagnostics industry and our Company in particular, he provides the Board with a vital understanding of our business and industry.

        James E. Doyle, age 70, is currently Of Counsel at Foley & Lardner LLP, an international law firm, as well as partner of Doyle & Boyce Strategies, a consultant to several national foundations. Prior to his current positions, Gov. Doyle served two terms as the 44th governor of the state of Wisconsin from 2003 to 2011. Prior to his gubernatorial service, Gov. Doyle served three terms as the attorney general of the state of Wisconsin from January 1991 to January 2003. In connection with his service as attorney general, Gov. Doyle served as president of the National Association of Attorneys General from 1997 to 1998. Gov. Doyle also previously served as the District Attorney of Dane County, Wisconsin and worked in private practice. His extensive public service also includes stints in the Peace Corps as a teacher in Tunisia and as an attorney in a federal legal services office on the Navajo Indian Reservation. Gov. Doyle earned a bachelor's degree from the University of Wisconsin—Madison and a law degree from Harvard Law School.

        Gov. Doyle brings to the Board of Directors proven leadership and managerial capabilities acquired through his extensive public and private sector experience. He also provides the Board with deep knowledge of governmental and legal affairs.

        John A. Fallon, M.D., age 68, has served as a director since January 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts ("BCBS") from 2004 through 2015. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was chairman of the physician network. Dr. Fallon was also the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. He serves on the boards of directors of Insulet Corporation (Nasdaq: PODD), a medical devices company, and AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG), a specialty pharmaceutical company, as well as several not-for-profit boards, including Network for Excellence in Health Innovation (NEHI) (Chair), National Committee for Quality Assurance (NCQA) Medical Standards (Chair), New England Comparative Effectiveness Public Advisory Council (CEPAC) and Temple University School of Medicine Board of Advisors. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, is Board Certified in Internal Medicine and is a fellow of the American College of Physicians. He received a BA from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.

        Dr. Fallon brings to the Board extensive business experience in the healthcare industry, and his service as a physician and as an executive with numerous healthcare providers and insurers provides valuable insight to the Board of Directors.

        Daniel J. Levangie, age 65, has served as a director since July 2010. He is an experienced executive with senior operating experience in the field of medical devices and in vitro diagnostics, and is currently President of Insulet Delivery Solutions and co-founder and manager of ATON Partners, a private investment and management consulting firm. Prior to co-founding ATON Partners, Mr. Levangie was chief executive officer of Dune Medical Devices, Inc. and co-founder and managing partner of Constitution Medical Investors, Inc., a Boston-based private investment and product development firm acquired by Roche Diagnostics Corporation in July 2013. Prior to the above, Mr. Levangie held a variety of executive management positions with Cytyc Corporation, until the acquisition of Cytyc by Hologic, Inc. in October 2007. These positions include executive vice president and chief operating officer, chief executive officer and president of Cytyc Health Corporation, executive vice president and chief commercial officer and president, Cytyc Surgical Products Division. Prior to joining Cytyc Corporation in 1992, Mr. Levangie held a number of sales, marketing and management positions with Abbott Laboratories, a diversified healthcare company. Mr. Levangie is currently a director of CereVasc, LLC. He previously served as a director of Insulet Corporation, a medical device company (Nasdaq: PODD), Liposcience, Inc., a diagnostics company (Nasdaq: LIPO), ev3, Inc., a medical device company, and Hologic, Inc., a diagnostic, imaging systems and surgical products company (Nasdaq: HOLX). Mr. Levangie is a member of the Advisory Board of the Barnett Institute of Northeastern University and is a trustee of Excel Charter School. Mr. Levangie earned a bachelor's degree in pharmacy from Northeastern University.

        Mr. Levangie brings a wealth of executive, managerial and leadership experience in the healthcare industry to our Board. He has significant board of director experience from his service on the boards of directors of numerous medical device and biotechnology companies.

        Lionel N. Sterling, age 78, has served as a director since July 2010. Since 1987, he has served as president of Equity Resources, Inc., a private investment firm. He previously co-founded and served as managing partner of the private investment firm Whitehead/Sterling. He also has served as chairman of the board of directors of Rayovac Corporation, executive vice president and director of United Brands Company, and sector executive and chief financial officer of American Can Company. He also held various investment and operating positions at ITT Corporation and Donaldson, Lufkin & Jenrette Inc. Mr. Sterling currently serves as a director of GlucoTec, Inc., a medical software firm focusing on in-hospital Insulin control. He previously served as a director of i-STAT Corporation, a medical diagnostics company, Third Wave Technologies, Inc., a molecular diagnostics company, and Molecular Insight Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company. Mr. Sterling earned a bachelor's degree from Brooklyn College and an MBA from New York University.

        Mr. Sterling brings financial and investment expertise to our Board acquired through his finance education and his experience as a chief financial officer and as an operating executive. He also possesses valuable directorship experience from having served on the boards of directors of numerous companies, including a clinical-stage biopharmaceutical company and a molecular diagnostics company.

        David A. Thompson, age 74, has served as a director since July 2010 and as lead independent director since March 2014. He was the chairman and lead independent director of Third Wave Technologies, Inc., a molecular diagnostics company, from 2005 until its acquisition by Hologic, Inc. in July 2008. Prior to that, he retired in 1995 from Abbott Laboratories, a diversified healthcare company, where he worked for more than 30 years. He held several corporate officer positions within Abbott, including senior vice president and president diagnostic division, vice president human resources, vice president corporate materials management and vice president operations. Mr. Thompson previously served as the lead director of St. Jude Medical, Inc., a medical technology and services company (NYSE: STJ), and as a director of each of Hycor Biomedical, Inc., a medical diagnostic products company, LifeCell Corporation, a biological products company, NABI, a biopharmaceutical company, and TriPath Imaging, Inc., an automated imaging company. Mr. Thompson earned a bachelor's degree from South Dakota State University.

        Mr. Thompson brings to the Board extensive executive and leadership experience in the healthcare industry in general and the molecular diagnostics industry in particular. His prior service as lead independent director for other companies provides a valuable perspective to our Board.

        Michael S. Wyzga, age 60, served as the President and Chief Executive Officer and a member of the board of directors of Radius Health, Inc., a biopharmaceutical company focused on developing new therapeutics for the treatment of osteoporosis and other women's health conditions, from December 2011 to November 2013. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a global biotechnology company. Mr. Wyzga joined Genzyme in March 1997 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga is an independent healthcare consultant and currently serves as a director of Akebia Therapeutics, Inc. (Nasdaq: AKBA), a pharmaceutical company, and Oncomed Pharmaceuticals, Inc. (Nasdaq: OMED), a pharmaceutical company, and previously served as a director of Prosensa Holding N.V. (formerly Nasdaq: RNA), a biotechnology company, and Idenix Pharmaceuticals, Inc. (formerly Nasdaq: IDIX), a pharmaceutical company. Mr. Wyzga received a BS from Suffolk University and an MBA from Providence College.

        Mr. Wyzga brings a wealth of financial and managerial experience in the biotechnology and biopharmaceutical industries to the Board with key insight into financial and strategic initiatives as well as extensive public company board service within our industry.

        Katherine S. Zanotti, formerly Katherine S. Napier, age 61, has served as a director since April 2009. She serves as chief executive officer of Arbonne International, a skin care, cosmetics and nutritional company, a position she has held since August 2009. From July 2002 to March 2006, she served as senior vice president of marketing at McDonald's Corporation, a leading global foodservice retailer. Before joining McDonald's, Ms. Zanotti held a variety of positions with Procter & Gamble, a manufacturer and distributor of a broad range of consumer products, where during a 23-year career she rose from assistant brand manager to vice president and general manager of the company's North American pharmaceutical business and the corporate women's health platform. Ms. Zanotti currently serves on the Board of Trustees of Xavier University. She previously served as a director of Hill-Rom Holdings, Inc., a worldwide manufacturer and provider of medical technologies and related services

(NYSE: HRC), Mentor Corporation, a medical device company, Alberto-Culver Company, a personal care products company, and Third Wave Technologies, Inc., a molecular diagnostics company. Ms. Zanotti earned a bachelor's degree in economics and studio fine arts from Georgetown University and an MBA in marketing and finance from Xavier University.

        Ms. Zanotti's extensive executive, managerial and leadership experience, including many years in the pharmaceutical industry, positions her well to serve as a member of our Board. Her business acumen and experience on the boards of directors of numerous companies make her a valuable addition to the Board.

INFORMATION CONCERNING EXECUTIVE OFFICERS

        Set forth below is background information relating to our executive officers:

Name	Age	Position
Kevin T. Conroy	50	President, Chief Executive Officer and Chairman of the Board of Directors
Maneesh K. Arora	47	Senior Vice President, Chief Operating Officer and Director
Graham P. Lidgard, Ph.D.	67	Senior Vice President and Chief Science Officer
John K. Bakewell	54	Senior Vice President and Chief Financial Officer
D. Scott Coward	51	Senior Vice President, General Counsel and Secretary

        Kevin T. Conroy is discussed above under Information Concerning Directors and Nominees for Director.

        Maneesh K. Arora is discussed above under Information Concerning Directors and Nominees for Director.

        Graham P. Lidgard, Ph.D. has served as our Senior Vice President and Chief Science Officer since August 2009. He joined us from Nanogen Inc., a medical diagnostics products company, where he was senior vice president of research and development from 2003 to 2009. Prior to joining Nanogen, Dr. Lidgard led the research and development organization at Gen-Probe Inc., a molecular diagnostics company, which developed that company's Procleix blood screening products and Aptima sexually transmitted disease products, as well as the system development group at Gen-Probe that developed its fully automated Tigris system. Prior to joining Gen-Probe in 1995, Dr. Lidgard was co-founder and vice president of product development of Matritech Inc., a developer of diagnostic products for the early detection of bladder cancer. Before he co-founded Matritech, Dr. Lidgard held senior positions at Ciba Corning Diagnostics Corp.'s worldwide diagnostics group. While at Ciba Corning, he was involved in the development of more than 70 510(k)-cleared products. He led the program for the development of the magnetic particle chemiluminescent technology that became the ACS:180 and Centaur systems. Dr. Lidgard earned a bachelor's degree and a doctorate in biological chemistry from the University of Manchester in England.

        John K. Bakewell has served as our Senior Vice President and Chief Financial Officer since January 2016. Prior to joining the Company, Mr. Bakewell served as chief financial officer of Lantheus Holdings, Inc. from June 2014 to December 2015. Mr. Bakewell previously served as chief financial officer of Interline Brands, Inc. from June 2013 to May 2014 and as the executive vice president and chief financial officer of RegionalCare Hospital Partners from January 2010 to December 2011. In addition, Mr. Bakewell held the same positions with Wright Medical Group, a global orthopedic medical device manufacturer from 2000 to 2009. Mr. Bakewell also served as chief financial officer of

Altra Energy Technologies from 1998 to 2000, Cyberonics, Inc. from 1993 to 1998, and Zeos International from 1990 to 1993. Mr. Bakewell serves on the board of directors of each of Entellus Medical, Inc. and Keystone Dental, Inc. Mr. Bakewell earned a bachelor's degree in accounting from the University of Northern Iowa and is a certified public accountant (Minnesota and Iowa licensure, current status inactive).

        D. Scott Coward has served as our Senior Vice President, General Counsel and Secretary since January 2015. He joined us from the global law firm K&L Gates LLP, where he practiced corporate and securities law and served as managing partner of the Raleigh, NC office. Prior to his tenure at K&L Gates, Mr. Coward served as General Counsel of Blue Rhino Corporation, a leading consumer propane tank distributor. Prior to Blue Rhino, Mr. Coward served as an Associate General Counsel at GE Medical Systems in Milwaukee, WI, and prior to that, as a partner at the Raleigh, NC law firm Smith Anderson Blount Dorsett Mitchell & Jernigan LLP. Mr. Coward earned a bachelor's degree in business administration from the University of North Carolina—Chapel Hill and a JD from Columbia Law School.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

  Board Independence

        The Board of Directors has determined that each of Thomas D. Carey, James E. Doyle, John A. Fallon, M.D., Daniel J. Levangie, Lionel N. Sterling, David A. Thompson, Michael S. Wyzga and Katherine S. Zanotti is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. ("NASDAQ"). Furthermore, the Board has determined that all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent within the meaning of the director independence standards of NASDAQ and the rules of the SEC applicable to each such committee.

  Executive Sessions of Independent Directors

        Executive sessions of our independent directors are generally scheduled following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any non-independent directors and are led by the lead independent director, David A. Thompson, who is independent.

  Board Leadership Structure

        Currently, Mr. Conroy serves as both the Chairman of the Board and the Chief Executive Officer of the Company. Our bylaws permit these positions to be held by the same person, and the Board believes that it is in the best interests of the Company to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances. While the Board does not have a formal policy regarding the separation of the roles of Chairman and Chief Executive Officer, the Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of senior management, a highly engaged Board of Directors, and the right balance between (i) effective independent oversight of the Company's business, (ii) the Board's activities and (iii) consistent corporate leadership. The Board is open to, and assesses on at least an annual basis, different structures that provide such an optimal leadership structure, particularly given the dynamic and competitive environment in which the Company operates. As part of its most recent such assessment, the independent directors gave thorough consideration to a number of factors, including, but not limited to, the strategic goals of the Company, the dynamics of our Board, best practices within our industry, and the status of the Company's progress with respect to certain key strategic initiatives.

        Based upon these considerations, the independent directors determined to maintain the Board's current leadership structure with Mr. Conroy serving as both the Chairman of the Board and the Chief Executive Officer of the Company. The independent directors based this determination on (1) Mr. Conroy's extensive experience in and knowledge of the Company, the diagnostics industry and the regulatory environment, (2) the highly effective bridge Mr. Conroy's service provides between the Board and the Company's management, (3) Mr. Conroy's continued leadership and vision necessary to lead the Board and the Company through its challenging industry and macroeconomic environments, and (4) Mr. Conroy's investor-focused perspective.

        Our Corporate Governance and Nominating Committee Charter provides that at any time that the Company does not have an independent Chairman of the Board, the chairperson of the Corporate Governance and Nominating Committee shall also serve as our lead independent director. As such, David A. Thompson serves as our lead independent director. The independent directors believe that Mr. Thompson has demonstrated, and will continue to demonstrate, forceful, energetic and independent leadership and thought in that position.

        The Board—which consists entirely of independent directors other than Mr. Conroy and Mr. Arora—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that our Audit, Compensation and Corporate Governance and Nominating Committees are comprised entirely of independent directors. Further, our Board meetings include regular executive sessions of the independent directors and an annual evaluation of our CEO's performance against pre-determined goals. The Board can and will change its leadership structure if the Board determines that doing so is in the best interest of the Company and its stockholders.

  Policy Governing Security Holder Communications with the Board of Directors

        As set forth in our Corporate Governance Guidelines, a copy of which is available at www.exactsciences.com, security holders who wish to communicate directly with the Board, the independent directors of the Board or any individual member of the Board may do so by sending such communication by certified mail addressed to the Chairman of the Board, as a representative of the entire Board of Directors, the Lead Independent Director, as a representative of the independent directors of the Board, or to the individual director or directors, in each case, c/o Secretary, Exact Sciences Corporation, 441 Charmany Drive, Madison, Wisconsin 53719. The Secretary reviews any such security holder communication and forwards relevant communications to the addressee.

  Policies Regarding Director Nominations

        The Board of Directors has adopted a policy concerning director nominations, a copy of which is available at www.exactsciences.com. Set forth below is a summary of certain provisions of this policy.

  Director Qualifications

        The Corporate Governance and Nominating Committee is responsible for identifying the appropriate qualifications, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the current composition and needs of the Board of Directors.

        Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. However, the Corporate Governance and Nominating Committee does not have a formal policy concerning the diversity of the Board of Directors. All candidates for director nominee must have time available to devote to the activities of the Board of Directors. The Corporate Governance and Nominating Committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination to the Board of Directors if the Corporate Governance and Nominating Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

  Process for Identifying and Evaluating Director Nominees

        The Board of Directors is responsible for selecting nominees for election to the Board of Directors by our stockholders. The Board of Directors delegates the selection process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board of Directors, and of management, may be requested to take part in the process as appropriate. Generally, the Corporate Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by other directors or stockholders or through such other methods as the Corporate Governance and Nominating Committee deems appropriate. Once candidates have been identified, the Corporate Governance and Nominating Committee confirms that the candidates meet the qualifications for director nominees established by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the Corporate Governance and Nominating Committee deems to be helpful in the evaluation process. The Corporate Governance and Nominating Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Corporate Governance and Nominating Committee recommends candidates for the Board of Directors' approval as nominees for election to the Board of Directors. The Corporate Governance and Nominating Committee also recommends candidates for the Board of Directors' appointments to the standing committees of the Board of Directors.

  Procedures for Recommendation of Director Nominees by Stockholders

        The policy of the Corporate Governance and Nominating Committee is to consider properly submitted stockholder recommendations for director candidates. To submit a recommendation to the Corporate Governance and Nominating Committee for director nominee candidates, a stockholder must make such recommendation in writing and include:

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  the name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner, if any;

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  the class and number of shares of our equity that are owned beneficially and held of record by such stockholder and such beneficial owner including all "synthetic equity instruments" (e.g., derivatives, swaps, hedges, etc.), voting rights, rights to fees, dividends, or other material rights;

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  a description of the material terms of any agreements, arrangements or understandings (whether or not in writing) entered into between such stockholder or such beneficial owner and any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class of our equity;

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  the name of the individual recommended for consideration as a director nominee;

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  why such recommended candidate meets our criteria and would be able to fulfill the duties of a director;

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  how the recommended candidate meets applicable independence requirements established by the SEC and NASDAQ;

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  the recommended candidate's beneficial ownership in our securities;

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  any relationships between the recommended candidate and us which may constitute a conflict of interest; and

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  all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

        Recommendations must be sent to the Chairman of the Corporate Governance and Nominating Committee, c/o Secretary, Exact Sciences Corporation, 441 Charmany Drive, Madison, Wisconsin 53719. The Secretary must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting of stockholders; provided, however, that with respect to a special meeting of stockholders called by us for the purpose of electing directors to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 90th day prior to such special meeting nor later than the later of (1) the close of business on the 60th day prior to such special meeting or (2) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. We will promptly forward any such nominations to the Corporate Governance and Nominating Committee. Once the Corporate Governance and Nominating Committee receives a recommendation for a director candidate, such candidate will be evaluated in the same manner as other candidates and a recommendation with respect to such candidate will be delivered to the Board of Directors.

  Policy Governing Director Attendance at Annual Meetings of Stockholders

        Our policy is to schedule a regular meeting of the Board of Directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at such stockholder meetings. All of our board members serving on the Board of Directors at the time of the 2015 annual meeting attended the 2015 annual meeting of stockholders.

  Code of Business Conduct and Ethics

        We have in place a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our directors, officers and employees. The Code of Ethics is designed to deter wrongdoing and promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

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  compliance with applicable governmental laws, rules and regulations;

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  the prompt internal reporting of violations of the Code of Ethics to an appropriate person identified in the Code of Ethics;

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  accountability for adherence to the Code of Ethics; and

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  anonymous reporting of violations of the Code of Ethics via reporting mechanisms approved by our Audit Committee.

        A current copy of the Code of Ethics is available at www.exactsciences.com. A copy may also be obtained, free of charge, from us upon a request directed to Exact Sciences Corporation, 441 Charmany Drive, Madison, Wisconsin 53719, attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the Code of Ethics by posting such information on our website available at www.exactsciences.com and/or in our public filings with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board of Directors

        Our bylaws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board and that the Board has the authority to increase the number of directors, fill any vacancies on the Board and to decrease the number of directors to eliminate any vacancies. The number of directors currently fixed by our Board of Directors is ten.

        Our Board of Directors met nine times during the year ended December 31, 2015. All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2015. The Board of Directors has standing Compensation, Audit and Corporate Governance and Nominating Committees. In January 2016, the Board of Directors dissolved the Innovation and Technology Committee, and the matters previously addressed by the Innovation and Technology Committee are now addressed by the entire Board of Directors with assistance from the Company's management. The Board of Directors and each standing committee retains the authority to engage its own advisors and consultants. Each standing committee has a charter that has been approved by the Board of Directors. A copy of each committee charter is available at www.exactsciences.com. Each committee reviews the appropriateness of its charter annually or at such other intervals as each committee determines.

        The following table sets forth the current members of each standing committee of the Board:

Name	Audit	Compensation	Corporate Governance and Nominating
Thomas D. Carey		x	x
James E. Doyle		x	x
John A. Fallon, M.D.	x		x
Daniel J. Levangie	x		x
Lionel N. Sterling	Chair
David A. Thompson			Chair
Michael S. Wyzga	x	x
Katherine S. Zanotti		Chair

  Committees

        Audit Committee.    Our Audit Committee consists of Dr. Fallon, Mr. Levangie, Mr. Sterling and Mr. Wyzga. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the NASDAQ director independence standards and applicable rules of the SEC for audit committee members. The Board of Directors has elected Mr. Sterling as Chairperson of the Audit Committee and has determined that he qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. The Audit Committee (1) reviews, monitors and reports to the Board of Directors on the adequacy of the Company's financial reporting process and system of internal controls over financial reporting, (2) has the ultimate authority to select, evaluate and replace the independent auditor and is the ultimate authority to which the independent auditors are accountable, (3) in consultation with management, periodically reviews the adequacy of the Company's disclosure controls and procedures and approves any significant changes thereto, (4) provides the Audit Committee report for inclusion in our proxy statement for our annual meeting of stockholders and (5) recommends, establishes and monitors procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee met six times during 2015.

        Compensation Committee.    The Compensation Committee presently consists of Mr. Carey, Mr. Doyle, Mr. Wyzga and Ms. Zanotti, each of whom is a non-employee director as defined in Rule 16b-3 of the Exchange Act. The Board of Directors has also determined that each member of the Compensation Committee is also an independent director within the meaning of NASDAQ's director independence standards. Ms. Zanotti serves as Chairperson of the Compensation Committee. The Compensation Committee (1) discharges the responsibilities of the Board of Directors relating to the compensation of our executive officers, (2) evaluates and recommends to the Board of Directors appropriate compensation for the Company's independent directors, (3) oversees the Company's procedures for consideration and determination of executive and director compensation, and reviews and approves all executive compensation, (4) administers and implements the Company's incentive compensation plans and equity-based plans, (5) reviews and recommends the Compensation Discussion and Analysis for inclusion in our proxy statement for our annual meeting of stockholders and (6) provides the Compensation Committee report for inclusion in our proxy statement for our annual meeting of stockholders. The Compensation Committee met six times during 2015.

        Corporate Governance and Nominating Committee.    Our Corporate Governance and Nominating Committee consists of Mr. Carey, Mr. Doyle, Dr. Fallon, Mr. Levangie and Mr. Thompson. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an independent director within the meaning of the NASDAQ director independence standards and applicable rules of the SEC. Mr. Thompson serves as Chairperson of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (1) recommends to the Board of Directors persons to serve as members of the Board of Directors and as members of and chairpersons for the committees of the Board of Directors, (2) considers the recommendation of candidates to serve as directors submitted from our stockholders, (3) assists the Board of Directors in evaluating the performance of the Board of Directors and the Board committees, (4) advises the Board of Directors regarding the appropriate board leadership structure for the Company, (5) reviews and makes recommendations to the Board of Directors on corporate governance and (6) reviews the size and composition of the Board of Directors and recommends to the Board of Directors any changes it deems advisable. The Corporate Governance and Nominating Committee met six times during 2015.

        In January 2016, the Board of Directors determined that the Innovation and Technology Committee was no longer necessary to assist the Board of Directors and the Company, and that the matters and substance of the work previously addressed by the Innovation and Technology Committee would be better addressed by the Board of Directors with the assistance of the Company's management, including the Company's Chief Science Officer. Accordingly, the Innovation and Technology Committee was dissolved by a unanimous vote of the Board of Directors in January 2016.

  Compensation Committee Interlocks and Insider Participation

        Thomas D. Carey, James E. Doyle, Michael S. Wyzga and Katherine S. Zanotti served on the Compensation Committee in 2015. None of the directors who served on the Compensation Committee in 2015 served as one of our employees in 2015 or has ever served as one of our officers. During 2015, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

  Role of the Board of Directors in Risk Oversight

        The Board of Directors administers its risk oversight function directly and through the Audit Committee and the Compensation Committee. The Audit Committee regularly discusses with management the Company's major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks and reviews with management annually a summary of risk management activities including an insurance review, a review of management's precautionary plans for disaster protection, and a review of the Company's policies and procedures with respect to cybersecurity threats and related issues. Additionally, the Audit Committee assists the Board in its oversight of the Company's compliance with legal and regulatory matters. The Compensation Committee, together with management, has reviewed the Company's compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is comprised of John A. Fallon, M.D., Daniel J. Levangie, Lionel N. Sterling and Michael S. Wyzga. None of the members of the Audit Committee is an officer or employee of the Company, and the Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company's internal controls procedures. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company's audited consolidated balance sheets at December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015, and has discussed them with both management and BDO USA, LLP ("BDO"), the Company's independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has reviewed permitted services under rules of the SEC as currently in effect and discussed with BDO their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has also considered and discussed the compatibility of non-audit services provided by BDO with that firm's independence.

        Based on its review of the consolidated financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

        Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE:
Lionel N. Sterling, Chairperson
John A. Fallon, M.D.
Daniel J. Levangie
Michael S. Wyzga

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the year ended December 31, 2015 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in this proxy statement.

THE COMPENSATION COMMITTEE:
Katherine S. Zanotti, Chairperson
Thomas D. Carey
James E. Doyle
Michael S. Wyzga

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

  Executive Summary

        This Compensation Discussion and Analysis explains our executive compensation program as it relates to our "named executive officers," whose compensation information is presented in the following tables and discussion in accordance with SEC rules:

Name	Position
Kevin T. Conroy	Chairman, President and Chief Executive Officer
Maneesh K. Arora	Senior Vice President and Chief Operating Officer
Graham P. Lidgard	Senior Vice President and Chief Science Officer
D. Scott Coward	Senior Vice President, General Counsel and Secretary
William J. Megan	Former Senior Vice President, Finance*

*
In January 2016, John K. Bakewell joined us as our Chief Financial Officer. Mr. Megan left the Company in February 2016.

        Our executive compensation program is designed to focus executive behavior on achievement of both our annual and long-term objectives and strategy as well as align the interests of management with those of our stockholders. To that end, executive compensation consists of three primary elements: salary, long-term equity interests and an annual cash bonus opportunity based on individual and corporate performance.

        Based on our assessment of the performance of the executives and our compensation philosophy as described in this Compensation Discussion and Analysis, we took the following actions regarding 2015 compensation:

  •
  Increased the base salaries of Mr. Conroy, Mr. Arora, Dr. Lidgard and Mr. Megan from $500,000 to $575,000, $400,000 to $440,000, $357,000 to $380,000 and $260,000 to $283,300, respectively, to recognize contributions of these individuals to the Company. The Company also set Mr. Coward's initial base salary at $350,000, which was increased to $360,000 by the Compensation Committee in January 2016;

  •
  Increased Mr. Conroy's target bonus opportunity from 65% to 70% of base salary to bring such target bonus compensation to the market 50th percentile, and increased Mr. Arora's target bonus opportunity from 55% to 60% of base salary to bring such target bonus compensation to the market 50th percentile. The Company also set Mr. Coward's target bonus opportunity at 40% of base salary;

  •
  Granted annual equity awards with time-based vesting terms to Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan at the market 60th percentile, consisting of stock option awards covering 71,000, 32,800, 24,500, 17,500 and 7,800 shares, respectively, and restricted stock unit awards covering 97,600, 45,100, 33,700, 24,100 and 10,800 shares, respectively; and

  •
  Granted equity awards with performance-based and time-based vesting terms to Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan consisting of performance share units covering, (i) at the target amounts, 59,300, 32,900, 18,900, 18,300 and 6,000 shares, respectively and (ii) upon achievement of all performance-based vesting terms contained therein, 88,950, 49,350, 28,350, 27,450 and 9,000 shares, respectively, which, when combined with the annual equity awards discussed above, brought equity compensation in 2015 to the market 80th percentile (assuming the performance-based vesting goals, which were based on certain revenue targets, were achieved for such target amounts). Based on the evaluation of the Compensation Committee, none of the performance-based vesting goals were achieved by any of the executives, all such awards were forfeited, and the executives will not realize any value in connection with the awards.

        In addition, in connection with his joining the Company and pursuant to his employment agreement, in January 2015, we granted Mr. Coward a restricted stock unit award covering 75,000 shares.

        In 2014, the Company did not issue performance-based equity compensation to its named executive officers because of an insufficient number of shares available under the Company's 2010 Omnibus Long-Term Incentive Plan. The Compensation Committee set total equity compensation for fiscal year 2015 for the Company's named executive officers at approximately the market 80th percentile in part to compensate such named executive officers for the lack of performance-based equity compensation received in fiscal year 2014.

        Our executive compensation is discussed in greater detail in the sections that follow. The Compensation Committee will continue to evaluate our overall compensation structure and awards to ensure that they are reflective of the performance of our executive officers and our Company and are consistent with our compensation objectives.

  Objectives of Our Executive Compensation Program

        Our compensation program for our executive officers is designed to achieve the following objectives:

  •
  Focus executive behavior on achievement of our annual and long-term objectives and strategy;

  •
  Provide a competitive compensation package that enables us to attract and retain, on a long-term basis, talented executives;

  •
  Provide a total compensation structure that the Compensation Committee believes is at least comparable with similarly-sized companies in the life sciences industry with which we would compete for talent; and

  •
  Align the interests of management and stockholders by providing management with long-term incentives through equity ownership.

  Elements of Executive Compensation

        Our executive compensation program consists of three primary elements: salary, long-term equity interests, and an annual cash bonus opportunity based on both corporate and individual performance. Pursuant to their employment agreements, certain of our executive officers participate in a long-term incentive plan that provides for certain cash payments upon certain changes of control of the Company. All of our executive officers are also eligible for certain benefits offered to employees generally, including, life, health, disability, dental and vision insurance, as well as participation in our 401(k) plan and 2010 Employee Stock Purchase Plan. We do not currently believe it is necessary for the attraction or retention of management talent to provide executive officers with compensation in the form of perquisites.

  Determining Executive Compensation

        It is the responsibility of the Compensation Committee to administer our compensation practices, to ensure that they are competitive and financially prudent and that they include incentives that are designed to appropriately drive performance. To achieve this, the Compensation Committee periodically reviews commercially-available, industry-specific compensation data for companies of generally similar employee size, complexity and market capitalization in the biotechnology and diagnostics industries as a general guide for establishing our pay and equity practices and structures. The Compensation Committee, along with the Board of Directors, also reviews and approves corporate objectives used in our executive compensation program to confirm that appropriate goals have been established and tracks performance against them. On an annual basis, the Compensation Committee reviews tally sheets reflecting each executive officer's compensation history with respect to each element of compensation, as well as projected payouts that would come due in connection with a termination or change of control.

        The Compensation Committee conducts an annual review of performance and compensation during the first quarter of each year for the purpose of determining the compensation of executive officers other than the Chief Executive Officer. As part of this review, the Chief Executive Officer submits recommendations to the Compensation Committee relating to the compensation of these officers. Following a review of these recommendations, the Compensation Committee approves the compensation of these officers, with such modifications to the Chief Executive Officer's recommendations as the Compensation Committee considers appropriate.

        The Compensation Committee's review of the Chief Executive Officer's compensation is subject to separate procedures. With input from members of the entire Board of Directors, the Lead Independent Director, along with the Compensation Committee, evaluates the Chief Executive Officer's performance and reviews the evaluation with him. Based on that evaluation and review and consultation with its independent compensation consultant, the Compensation Committee then determines the Chief Executive Officer's compensation. The Chief Executive Officer is not permitted to attend meetings of the Compensation Committee during voting or deliberations regarding his compensation.

        The Compensation Committee has engaged Radford, an Aon Hewitt Consulting Company ("Radford"), as its independent executive compensation consultant. The Compensation Committee has assessed the independence of Radford pursuant to SEC and listing exchange rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee.

  Analysis of Executive Compensation

        Pursuant to its engagement, in early 2015 Radford provided the Compensation Committee an annual review of the competitiveness of our executive compensation program, including the competitiveness of our base salaries, target total cash compensation, long-term incentives, and target total direct compensation.

        Radford analyzed the components of our executive compensation program against information blended from (1) proxy statement data from a peer group of companies that consisted of publicly-traded diagnostic, biotechnology and medical device companies that were similar to the Company in terms of headcount, stage of development and market capitalization and (2) survey data from a broader group of public diagnostics, medical device and biopharma companies with headcount between 100 and 1,000 employees.

        The Compensation Committee seeks to identify an executive compensation peer group of approximately 20 companies in the diagnostic, biotechnology and medical device industries at a similar stage of development and comparable financial profile that may compete with the Company for executive talent. Based on Radford's review and recommendations regarding the Company's executive compensation peer group, the Compensation Committee approved a new peer group for 2015. In its review, Radford focused on creating a peer group that:

  •
  Represented companies operating in the diagnostics, medical device and biotechnology industries;

  •
  Contained commercialized companies with respect to the stage of such companies' development; and

  •
  Captured comparable companies in terms of revenue, employee size and market capitalization.

        Based on Radford's recommendations, the Compensation Committee (1) removed eight companies from the prior year's peer group due to varying reasons, including below-scope market values, revenues, employee sizes and stages of development and acquisitions and (2) added eleven companies to the prior year's peer group (Abaxis, Aegerion, Arena, ARIAD, Avanir, Depomed; DexCom; Insulet; Ionis; Nektar; Pacira) that met the stated criteria.

        The companies in the peer group were:

Company	Industry
Abaxis	Health Care Equipment
Aegerion Pharmaceuticals	Biotechnology
AMAG Pharmaceuticals	Biotechnology
Arena Pharmaceuticals	Biotechnology
ARIAD Pharmaceuticals	Biotechnology
Avanir Pharmaceuticals	Pharmaceuticals
DepoMed	Pharmaceuticals
DexCom	Health Care Equipment
Dyax	Biotechnology
Halozyme Therapeutics	Biotechnology
ImmunoGen	Biotechnology
Insulet	Health Care Equipment
Intermune	Biotechnology
Ionis Pharmaceuticals	Biotechnology
Ironwood Pharmaceuticals	Biotechnology
Nektar Therapeutics	Pharmaceuticals
NPS Pharmaceuticals	Biotechnology
Pacira Pharmaceuticals	Pharmaceuticals
Quidel	Health Care Equipment
Synageva BioPharma	Biotechnology

        Based on Radford's analysis, we reached the following conclusions regarding our executive compensation program relative to our peer group:

  •
  Base salary levels for our named executive officers would remain targeted between the 25th percentile and 50th percentile.

  •
  Total cash compensation (base salary plus annual cash bonus opportunity) levels for our named executive officers would remain targeted between the 40th and 50th percentile.

  •
  The aggregate value of the long-term incentive compensation awarded to our named executive officers would generally remain between the 50th and 75th percentile; provided, that for fiscal year 2015 only, such long-term incentive compensation would be targeted at approximately the 80th percentile, in part to compensate such named executive officers for the lack of performance-based equity compensation received in fiscal year 2014 due to an insufficient number of shares available for issuance under the Company's 2010 Omnibus Long-Term Incentive Plan.

        Radford also provided us with an assessment of our annual equity burn rate and the retentive value of equity awards held by our executives as well as an analysis of the alignment of Company performance and CEO compensation.

        Based on our assessment of the performance of the executives and our compensation philosophy as described in this Compensation Discussion and Analysis, in early 2015 we took the following actions:

  •
  Increased the base salaries of Mr. Conroy, Mr. Arora, Dr. Lidgard and Mr. Megan from $500,000 to $575,000, $400,000 to $440,000, $357,000 to $380,000 and $260,000 to $283,300, respectively, to recognize the contributions of these individuals to the Company. The Company set Mr. Coward's initial base salary at $350,000, which was increased to $360,000 by the Compensation Committee in January 2016;

  •
  Increased Mr. Conroy's target bonus opportunity from 65% to 70% of base salary to recognize his exceptional performance, highlighted by the CMS reimbursement rate for Cologuard, and increased Mr. Arora's target bonus opportunity from 55% to 60% of base salary to recognize his high level of performance and importance to the Company. The Company also set Mr. Coward's target bonus opportunity at 40% of base salary;

  •
  Granted annual equity awards with time-based vesting terms to Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan at the market 60th percentile, consisting of stock option awards covering 71,000, 32,800, 24,500, 17,500, and 7,800 shares, respectively, and restricted stock unit awards covering 97,600, 45,100, 33,700, 24,100 and 10,800 shares, respectively;

  •
  Granted equity awards with performance-based and time-based vesting terms to Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan consisting of performance share units covering (i) at the target amounts, 59,300, 32,900, 18,900, 18,300 and 6,000 shares, respectively and (ii) upon achievement of all performance-based vesting terms contained therein, 88,950, 49,350, 28,350, 27,450 and 9,000 shares, respectively, which, when combined with the annual equity awards discussed above, brought equity compensation granted in 2015 to the market 80th percentile (assuming the performance-based vesting goals, which were based on certain revenue targets, were achieved for such target amounts). Based on the evaluation of the Compensation Committee, none of the performance-based vesting goals were achieved by any of the executives, all such awards were forfeited, and the executives will not realize any value in connection with the awards; and

  •
  Granted an additional time-based vesting restricted stock unit award to Mr. Coward covering 75,000 shares, which additional award was intended to serve as a New Hire Grant in connection with Mr. Coward's entering into employment with the Company.

  2015 Bonus Plan

        The Compensation Committee believes that a significant portion of our executives' compensation should be "at risk:" in other words, contingent upon successful implementation of our strategy and goals. Accordingly, one component of our executive compensation program is an annual cash bonus opportunity pursuant to which each of our executive officers is eligible to earn an annual cash bonus with a specified target amount equal to a percentage of base salary with the actual bonus awarded to be based upon the achievement of corporate and individual performance goals determined by the Compensation Committee in its discretion. In March 2015, the Compensation Committee approved metrics to be used to determine 2015 bonuses, which included (1) the growth of Cologuard revenue, (2) world-class service and (3) pipeline development. Our named executive officers were eligible to earn bonuses for 2015 performance equal to up to 150% of their target bonuses, which were target bonuses of 70% of base salary for Mr. Conroy, 60% of base salary for Mr. Arora, and 40% of base salary for Dr. Lidgard, Mr. Coward and Mr. Megan. The Compensation Committee determined actual bonus payments after the end of 2015 based on the Committee's assessment of the performance of the Company and of the individual executives relative to the business goals and weightings as described in the chart below.

        Performance against the applicable goals is expected to be used by the Compensation Committee in determining annual bonus payments. However, in determining actual bonus payments the Compensation Committee ultimately relies on its judgement after a comprehensive review of Company and individual performance, as well as consideration of qualitative and other factors, without being tied to any formulas or pre-established weightings. The Compensation Committee has ultimate discretion to modify the matrix and may periodically revisit goals and weightings as circumstances change (though the Committee did not make any such modifications with respect to 2015 bonuses).

        In determining 2015 bonus awards, the Compensation Committee considered the executive team's achievement of a variety of business plan goals, as follows:

Goal	Performance Measures	Weighting
Grow Cologuard revenue	• Certain revenue targets	50%
World-class service	• Greater than 70% patient compliance	25%
	• Customer satisfaction metrics
	• Key quality metrics
	• Gallup's "World Class" employee engagement metric
Pipeline development	• Cologuard support and improvements	25%
	• Esophageal products
	• Screening tests for IBD patients
	• Cologuard development in China

        After considering the executive team's achievement of key business plan goals, the Compensation Committee determined to award cash bonuses for 2015 performance to Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan of $277,725, $182,160, $104,880, $99,360 and $78,191, respectively. These amounts represented payments at 69% of target.

  Annual Equity Awards

        We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and stockholders, we emphasize long-term equity compensation over annual salary and incentive compensation awards.

        In March 2015, we made annual equity awards to the executives consisting of time-based restricted stock units and stock options. Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan received stock option awards covering 71,000, 32,800, 24,500, 17,500 and 7,800 shares, respectively. The shares underlying these options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date. Additionally, Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan received restricted stock unit awards covering 97,600, 45,100, 33,700, 24,100 and 10,800 shares, respectively. These restricted stock unit awards vest in four equal annual installments beginning on the first anniversary of the grant date.

        These awards were intended to further align compensation with achievement of key business plan goals and to motivate the retention of our executives. The Compensation Committee believes that annual equity awards provide executive officers with the opportunity to acquire long-term stock ownership positions, which directly motivate them to maximize long-term stockholder value and that time-based vesting of these awards helps us to retain our leadership team in an extremely competitive environment.

  2015 Special Equity Award to Mr. Coward

        In addition, in connection with his joining the Company and pursuant to his employment agreement, in January 2015, we awarded Mr. Coward a restricted stock unit award covering 75,000 shares. These restricted stock units vest as follows: 25% on the one-year anniversary of grant and the balance in equal quarterly installments.

  2015 Performance Share Unit Awards

        In March 2015, we awarded Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan performance share unit awards covering, (i) at the target amounts, 59,300, 32,900, 18,900, 18,300 and 6,000 shares, respectively and (ii) upon achievement of all performance-based vesting terms contained therein, 88,950, 49,350, 28,350, 27,450 and 9,000 shares, respectively. Each executive could earn additional performance share units upon the achievement of certain performance-based goals in excess of the target. The performance share units were to be earned upon the Company's achievement of certain revenue targets in fiscal year 2015, and any earned performance share units would vest in three equal annual installments beginning on December 31, 2015. Based upon the Company's failure to achieve certain 2015 revenue targets, the Compensation Committee determined that none of these awards were earned by any of the executives and the executives will not realize any value in connection with the awards.

  Other Compensation

        We also permit executive officers to purchase common stock at a discount through our 2010 Employee Stock Purchase Plan on the same terms and conditions as our other employees. Executive officers may also participate in our 401(k) Plan which allows for the investment of a portion of plan assets in shares of our common stock. The Compensation Committee approved a discretionary matching Company contribution to our 401(k) Plan for 2015. The matching contribution was made using Company stock in an amount equal to 100% of an employee's total deferrals into the plan up to a limit of 6% of the employee's total compensation (subject to IRS limits).

  Role of Stockholder Say-on-Pay Votes

        We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of stockholders held in July 2015, approximately 95% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Compensation Committee believes this vote affirms our stockholders' support of the Company's approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. However, the Compensation Committee continues to review and refine the design and administration of our executive pay practices. The Compensation Committee also will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.

  Stock Ownership Guidelines

        We maintain Stock Ownership Guidelines to encourage ownership of shares of the Company's Common Stock by our directors and senior executives, to further align their interests with the long-term interests of our stockholders, and to further promote the Company's commitment to sound corporate governance. Under these guidelines, directors and senior executives have until the later of

(i) April 21, 2019 and (ii) three years from the date the director or senior executive becomes subject to the guidelines, to achieve an ownership target determined as follows:

Ownership Targets: Lower of:
Position	Base Salary Multiple	Fixed Share Target
Board of Directors	Number of shares with a stock value equal to or greater than 3 times annual retainer	Number of shares equal to or greater than annual retainer, divided by stock value, multiplied by 3
CEO	Number of shares with a stock value equal to or greater than 6 times base salary	Number of shares equal to or greater than base salary, divided by stock value, multiplied by 6
Senior Executive Officers	Number of shares with a stock value equal to or greater than 2 times base salary	Number of shares equal to or greater than base salary, divided by stock value, multiplied by 2

        Under the Base Salary Multiple, "stock value" is calculated annually at the end of each fiscal year based on the average of the closing prices of our common stock for the last 30 trading days of the fiscal year.

        Under the Fixed Share Target, "stock value" is calculated as of the later of (1) April 21, 2016, and (2) the date the director or senior executive originally becomes subject to the Stock Ownership Guidelines, as the case may be, based on the average of the closing prices of our common stock for the 30 days leading up to, and inclusive of, the applicable date.

        Under the Base Salary Multiple and the Fixed Share Target, "annual retainer" or "base salary" is the director's annual retainer or the senior executive's base salary, as applicable, at the end of each fiscal year (at which time each director's and senior executive's compliance with the Stock Ownership Guidelines is assessed).

        Following the initial three-year period that the director or senior executive is afforded to achieve his or her individual ownership target under the Stock Ownership Guidelines, until a director or senior executive has satisfied the applicable ownership target, the director or senior executive is required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting or payment of any Company equity awards granted to the director or executive. This amount is calculated using the closing price of our common stock on the trading day immediately preceding the date of exercise, vesting or payment of such equity award. Once a director or senior executive achieves his or her individual ownership target, the retention requirements as described above no longer will apply to such director or senior executive unless a disposition by such director or senior executive would cause such individual's stock ownership to fall below his or her ownership target.

        Shares of our common stock that count toward satisfaction of the ownership targets include:

  •
  Shares directly owned—by the director or senior executive or his or her immediate family members or held in trust for the benefit of the director or senior executive or his or her immediate family members;

  •
  Shares held by the director or senior executive in a retirement plan, employee stock ownership plan, IRA, or similar plan or account (in each case to the extent vested);

  •
  Shares owned by a partnership, limited liability company, or other entity to the extent of the director's or senior executive's interest therein (or the interest therein of his or her immediate family members), but only if the director or senior executive has the power to vote or dispose of the shares;

  •
  Vested restricted shares, restricted stock units, deferred stock units and performance shares that may only be settled in shares;

  •
  "In the money" vested stock options; and

  •
  Shares held in the Company's 2010 Employee Stock Purchase Plan or any successor plan.

        Shares that do not count toward the ownership targets include:

  •
  Unvested stock options, restricted shares, restricted stock units, and deferred stock units;

  •
  Vested deferred stock units, restricted stock units, or performance shares that may be settled in cash;

  •
  "Out of the money" vested stock options; and

  •
  Performance restricted shares or performance equity units not yet vested.

        As of April 21, 2016, each of our directors and senior executives was in compliance with, or was in the process of compliance with, the Stock Ownership Guidelines.

  Restrictions on Hedging and Pledging of Company Securities

        Our Insider Trading Policy prohibits short sales of our securities, including a "sale against the box," by our directors and executives. Our Insider Trading Policy also prohibits directors and executives from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position in our securities. Our Insider Trading Policy also prohibits directors and executives from holding our securities in a margin account or pledging such securities as collateral for a loan. Provisions in our Insider Trading Policy that previously would have in certain limited circumstances permitted for exceptions from the hedging and pledging restrictions were eliminated in 2015.

  Employment Agreements with Named Executive Officers

        In April 2009, Kevin T. Conroy and Maneesh K. Arora joined us as our President & Chief Executive Officer and Senior Vice President & Chief Financial Officer, respectively. In February 2012, Mr. Arora was promoted to Chief Operating Officer in addition to his title of Chief Financial Officer. In August 2013, William J. Megan joined us as Senior Vice President, Finance and Mr. Arora dropped the title of Chief Financial Officer. In January 2016, John K. Bakewell joined us as our Chief Financial Officer, and, in February 2016, Mr. Megan left the Company. In August 2009, Graham P. Lidgard joined us as our Senior Vice President & Chief Science Officer. In January 2015, D. Scott Coward joined us as Senior Vice President, General Counsel & Secretary. In connection with each of these appointments we have entered into an employment agreement under which we have agreed to certain compensation arrangements and severance and change of control benefits. At this time, the Board does not intend to provide any additional tax gross-up payments to employees it may hire in the future.

        Each of these packages was determined based on negotiations with the applicable named executive officer and taking into account his background and qualifications and the nature of his position. We believe that these compensation packages are appropriate in light of the intense competition for top executives in the biotechnology field and among similarly-situated companies, and that the terms of these arrangements are consistent with our executive compensation goals, including the balancing of short-term and long-term compensation to properly motivate our named executive officers.

  Conroy Employment Agreement

        Mr. Conroy's employment agreement, dated March 18, 2009, provides for a minimum base salary and for a minimum target bonus opportunity equal to at least 50% of his base salary, with the exact amount of any such bonus to be based upon the achievement of corporate and individual performance goals to be determined by the Compensation Committee. For 2015, Mr. Conroy's base salary was $575,000 and his target bonus opportunity was 70% of his base salary. Pursuant to his employment agreement, Mr. Conroy was also granted an option to purchase 2.5 million shares of our common stock at an exercise price of $0.83 (the closing price of our common stock on the NASDAQ Capital Market on the date Mr. Conroy was hired).

        Under his agreement, Mr. Conroy would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under "Potential Benefits upon Termination or Change of Control" beginning on page 36 below. The agreement also prohibits Mr. Conroy from engaging in certain activities involving competition with us and from soliciting our employees for an 18-month period following termination of his employment with the Company.

  Arora Employment Agreement

        Mr. Arora's employment agreement, dated March 18, 2009, provides for a minimum base salary and for a minimum target bonus opportunity equal to at least 40% of his base salary, with the exact amount of any such bonus to be based upon the achievement of corporate and individual performance goals to be determined by the Compensation Committee. For 2015, Mr. Arora's base salary was $440,000 and his target bonus opportunity was 60% of his base salary. Pursuant to his employment agreement, Mr. Arora was also granted an option to purchase 1.25 million shares of our common stock, at an exercise price of $0.83 (the closing price of our common stock on the NASDAQ Capital Market on the date Mr. Arora was hired).

        Under his agreement, Mr. Arora would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under "Potential Benefits upon Termination or Change of Control" beginning on page 36 below. The agreement also prohibits Mr. Arora from engaging in certain activities involving competition with us and from soliciting our employees for an 18-month period following termination of his employment with the Company.

  Lidgard Employment Agreement

        Dr. Lidgard's employment agreement, dated August 1, 2009, provides for a minimum base salary and for a minimum target bonus opportunity equal to at least 40% of his base salary, with the exact amount of any such bonus to be based upon the achievement of corporate and individual performance goals to be determined by the Compensation Committee. For 2015, Dr. Lidgard's base salary was $380,000 and his target bonus opportunity was 40% of his base salary. Pursuant to his employment agreement, Dr. Lidgard was also granted an option to purchase 600,000 shares of our common stock, at an exercise price of $2.88 (the closing price of our common stock on the NASDAQ Capital Market on the date Dr. Lidgard was hired).

        Under his agreement, Dr. Lidgard would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under "Potential Benefits upon Termination or Change of Control" beginning on page 36 below. The agreement also prohibits Dr. Lidgard from engaging in certain activities involving competition with us and from soliciting our employees for an 18-month period following termination of his employment with the Company.

  Coward Employment Agreement

        Mr. Coward's employment agreement, dated October 30, 2014, provides for a minimum base salary and for a minimum target bonus opportunity equal to 40% of his base salary, with the exact amount of any such bonus to be based upon the achievement of certain goals, including corporate and individual goals, to be determined by the Chief Executive Officer and the Compensation Committee. For 2015, Mr. Coward's base salary began at $350,000 and was raised to $360,000 in January 2015 by the

Compensation Committee, and his target bonus opportunity was 40% of this base salary. Mr. Coward also received a relocation stipend in connection with the employment agreement. Pursuant to his employment agreement, Mr. Coward was granted a restricted stock unit award 75,000 shares of our common stock, which vests as follows: 25% on the first anniversary of the date of grant and the balance on a ratable quarterly basis over a three-year period beginning on the first anniversary of the date of grant.

        Under his agreement, Mr. Coward would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under "Potential Benefits upon Termination or Change of Control" beginning on page 36 below. The agreement also prohibits Mr. Coward from engaging in certain activities involving competition with us and from soliciting our employees for a 12-month period following termination of his employment with the Company.

  Megan Employment Agreement

        Mr. Megan's employment agreement, dated November 10, 2014, was terminated on February 29, 2016, when Mr. Megan terminated his employment with the Company. Mr. Megan's employment agreement provided for a minimum base salary and for a minimum target bonus opportunity equal to at least 40% of his base salary, with the exact amount of any such bonus to be based upon the achievement of corporate and individual performance goals to be determined by the Compensation Committee. For 2015, Mr. Megan's base salary began at $275,000 and was raised to $283,300 by the Compensation Committee in January 2015. Mr. Megan's target bonus opportunity for 2015 was 40% of his base salary.

        Under his agreement, Mr. Megan would have been entitled to certain payments and benefits in connection with certain termination events or a change of control as described under "Potential Benefits upon Termination or Change of Control" beginning on page 36 below. The agreement also prohibited Mr. Megan from engaging in certain activities involving competition with us and from soliciting our employees for a 12-month period following termination of his employment with the Company. In connection with Mr. Megan's separation from the Company in February 2016, the Company entered into a Separation Agreement and General Release with Mr. Megan that provided certain severance payments to Mr. Megan as described in the Company's most recently filed annual report on Form 10-K.

  Change of Control and Severance

        We believe that providing executives with severance and change of control protection is important for the following reasons:

  •
  to allow executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk; and

  •
  to provide compensation assurances which are competitive with those of other similarly-situated companies.

        Accordingly, the Company's employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting of equity awards in the event of a change of control of the Company.

        For further information see "Potential Benefits upon Termination or Change of Control" beginning on page 36 below.

 Summary Compensation Table for 2015

        The following table represents summary information regarding the compensation of each of Kevin T. Conroy, our Chairman, President and Chief Executive Officer, Maneesh K. Arora, our Senior Vice President and Chief Operating Officer, Graham P. Lidgard, our Senior Vice President and Chief Science Officer, D. Scott Coward, our Senior Vice President, General Counsel and Secretary, and William J. Megan, our former Senior Vice President, Finance for the three years ended December 31, 2015. Compensation information for 2014 and 2013 is presented for officers who were also our named executive officers in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Kevin T. Conroy	2015	575,000	277,725	3,668,391	1,119,844	15,900	(3)	5,656,860
Chairman, President and	2014	493,833	367,250	1,088,880	1,084,537	15,600	(3)	3,050,100
Chief Executive Officer	2013	460,650	277,800	2,484,648	819,380	15,300	(3)	4,057,778
Maneesh K. Arora	2015	440,000	182,160	1,823,678	517,336	15,900	(3)	2,979,075
Senior Vice President	2014	390,000	248,600	614,240	621,144	15,600	(3)	1,889,584
and Chief Operating Officer	2013	338,333	170,000	1,507,602	305,335	15,300	(3)	2,336,570
Graham P. Lidgard	2015	381,704	104,880	1,229,810	386,425	15,900	(3)	2,118,719
Senior Vice President and	2014	357,017	161,364	460,680	463,393	15,600	(3)	1,458,054
Chief Science Officer	2013	338,333	136,000	1,507,602	305,335	15,300	(3)	2,302,570
D. Scott Coward	2015	360,000	99,360	3,000,583	276,018	15,900	(3)	3,751,861
Senior Vice President,
General Counsel and Secretary
William J. Megan	2015	283,300	78,191	392,791	123,025	15,900	(3)	893,207
Former Senior Vice President, Finance	2014	258,792	124,300	753,840	128,173	15,600	(3)	1,280,704
and Principal Financial Officer	2013	84,615	—	165,300	—	5,077	(3)	254,992

(1)
The amounts shown in this column indicate the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our named executive officers. The amounts shown in this column include the grant date fair value of certain performance share unit awards computed in accordance with FASB ASC Topic 718. The performance share units were to be earned upon the Company's achievement of certain revenue targets in fiscal year 2015, and any earned performance share units would vest in three equal annual installments beginning on December 31, 2015. The Compensation Committee determined that none of these awards were earned by any of the executives based on 2015 revenue results and the executives will not realize any value in connection with the awards. Accordingly, the accounting expenses recorded for these performance share units were reversed in the fourth quarter of 2015.

(2)
The amounts shown in this column indicate the grant date fair value of option awards computed in accordance with FASB Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our named executive officers.

(3)
Represents a matching contribution to our 401(k) plan paid in shares of our common stock.

Grants of Plan-Based Awards in 2015

        The following table sets forth all plan-based awards made to our named executive officers in 2015.

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Award Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Kevin T. Conroy	Stock Option(2)	03/09/15					71,000	23.38	1,119,844
	Restricted Stock Units(3)	03/09/15				97,600			2,281,888
	Performance Share Units(5)	03/09/15	29,647	59,303	88,950				1,386,503
Maneesh K. Arora	Stock Option(2)	03/09/15					32,800	23.38	517,336
	Restricted Stock Units(3)	03/09/15				45,100			1,054,438
	Performance Share Units(5)	03/09/15	16,448	32,902	49,350				769,240
Graham P. Lidgard	Stock Option(2)	03/09/15					24,500	23.38	386,425
	Restricted Stock Units(3)	03/09/15				33,700			787,906
	Performance Share Units(5)	03/09/15	9,449	18,901	28,350				441,904
D. Scott Coward	Restricted Stock Units(4)	01/01/15				75,000			2,009,250
	Stock Option(2)	03/09/15					17,500	23.38	276,018
	Restricted Stock Units(3)	03/09/15				24,100			563,458
	Performance Share Units(5)	03/09/15	9,149	18,301	27,450				427,875
William J. Megan	Stock Option(2)	03/09/15					7,800	23.38	123,025
	Restricted Stock Units(3)	03/09/15				10,800			252,504
	Performance Share Units(5)	03/09/15	3,000	6,000	9,000				140,287

(1)
The amounts shown in this column indicate the grant date fair value of option awards and the grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our named executive officers.

(2)
The shares underlying this option vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(3)
Represents a restricted stock unit award which vests in four equal annual installments beginning on the first anniversary of the grant date.

(4)
Represents a restricted stock unit award which vests as follows: 25% on the first anniversary of the grant date, and the balance on a ratable quarterly basis over a three-year period beginning on the first anniversary of the grant date.

(5)
Represents a performance-based Restricted Stock Unit Award. For further information, see "2015 Performance RSU Awards" below.

  2015 Performance RSU Awards

        In March 2015, we awarded Mr. Conroy, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan performance stock unit awards covering, (i) at the target amounts, 59,300, 32,900, 18,900, 18,300 and 6,000 shares, respectively and (ii) upon achievement of all performance-based vesting terms contained therein, 88,950, 49,350, 28,350, 27,450 and 9,000 shares, respectively. Each performance-based RSU represented a contingent right to receive one share of our common stock. These RSUs were made subject to performance-based vesting requirements tied to revenue thresholds for the Company's 2015 fiscal year and were subject to forfeiture to the extent these requirements were not satisfied. Based on the Compensation Committee's evaluation of the achievement of these goals, none of the performance-based RSUs were earned and the executives will not realize any value in connection with the awards.

 Outstanding Equity Awards at December 31, 2015

        The following table presents information about unexercised options and unvested restricted stock units and shares of restricted stock that were held by our named executive officers as of December 31, 2015.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Kevin T. Conroy	1,618,076	—		0.83	03/18/19	219,850	(2)	2,029,216
	95,625	31,875	(3)	9.07	02/27/22
	53,000	53,000	(4)	10.82	02/22/23
	27,500	82,500	(5)	13.96	02/24/24
	—	71,000	(6)	23.38	03/09/25
Maneesh K. Arora	807,500	—		0.83	03/18/19	117,550	(7)	1,084,987
	39,375	13,125	(3)	9.07	02/27/22
	19,750	19,750	(4)	10.82	02/22/23
	15,750	47,250	(5)	13.96	02/24/24
	—	32,800	(6)	23.38	03/09/25
Graham P. Lidgard	375,000	—		2.88	08/03/19	97,900	(8)	903,617
	39,375	13,125	(3)	9.07	02/27/22
	19,750	19,750	(4)	10.82	02/22/23
	11,750	35,250	(5)	13.96	02/24/24
	—	24,500	(6)	23.38	03/09/25
D. Scott Coward	—	17,500	(6)	23.38	03/09/25	99,100	(9)	914,693
William J. Megan	3,250	9,750	(5)	13.96	02/24/24	47,550	(10)	438,887
	—	7,800	(6)	23.38	03/09/25

(1)
The market value of unvested and unearned shares of restricted stock and restricted stock units is based on the closing price of our common stock on December 31, 2015 ($9.23).

(2)
Represents the unvested portions of certain restricted stock unit awards that vest as follows: (1) 38,750 shares that vest in two equal annual installments beginning on February 22, 2016, (2) 25,000 shares that vest on July 25, 2016, (3) 58,500 shares that vest in three equal annual installments beginning on February 24, 2016, and (4) 97,600 shares that vest in four equal annual installments beginning on March 9, 2016.

(3)
Represents the unvested portion of an option grant that vests on February 27, 2016.

(4)
Represents the unvested portion of an option grant that vests in two equal annual installments beginning on February 22, 2016.

(5)
Represents the unvested portion of an option grant that vests in three equal annual installments beginning on February 24, 2016.

(6)
Represents the unvested portion of an option grant that vests in four equal annual installments beginning on March 9, 2016.

(7)
Represents the unvested portions of certain restricted stock unit awards that vest as follows: (1) 14,450 shares that vest in two equal annual installments beginning on February 22, 2016; (2) 25,000 shares that vest on July 25, 2016; (3) 33,000 shares that vest in three equal annual installments beginning on February 24, 2016; and (4) 45,100 shares that vest in four equal annual installments beginning on March 9, 2016.

(8)
Represents the unvested portions of certain restricted stock and restricted stock unit awards that vest as follows: (1) 14,450 shares that vest in two equal annual installments beginning on February 22, 2016; (2) 25,000 shares that vest on July 25, 2016; (3) 24,750 shares that vest in three equal annual installments beginning on February 24, 2016; and (4) 33,700 shares that vest in four equal annual installments beginning on March 9, 2016.

(9)
Represents the unvested portion of certain restricted stock unit awards that vest as follows: (1) 75,000 shares, 25% of which vest on January 1, 2016 and the balance on a ratable quarterly basis over a three-year period beginning on January 1, 2016 and (2) 24,100 shares that vest in four equal annual installments beginning on March 9, 2016.

(10)
Represents the unvested portion of a restricted stock unit award that vests as follows: (1) 6,750 shares that vest in three equal annual installments beginning on February 24, 2016; (2) 30,000 shares that vest in two equal annual installments beginning on August 26, 2016; and (3) 10,800 shares that vest in four equal annual installments beginning on March 9, 2016.

2015 Option Exercises and Stock Vested Table

        The following table sets forth information for each of our named executive officers regarding stock option exercises and vesting of stock awards during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin T. Conroy	81,000	718,470	84,341	1,736,114
Maneesh K. Arora	50,000	426,500	49,791	1,101,398
Graham P. Lidgard	—	—	47,041	1,038,423
D. Scott Coward	—	—	—	—
William J. Megan	—	—	17,250	367,425

(1)
Value realized is calculated based on the difference between the closing price of our common stock on the date of exercise and the exercise price of the stock option.

(2)
Value realized is calculated based on the closing price of our common stock on the date of vesting.

Potential Benefits upon Termination or Change of Control

  Severance and Change of Control Arrangements in General

        We have entered into employment agreements and maintain certain plans that will require us to provide compensation and other benefits to our executive officers in connection with certain events related to a termination of employment or change of control.

  Conroy Employment Agreement

        Under his employment agreement, Mr. Conroy would, upon termination without "cause," resignation for "good reason" or certain "change of control" events (in each case as defined in Mr. Conroy's agreement), be entitled to receive certain benefits, as described below.

        Under Mr. Conroy's employment agreement, upon termination without cause or resignation for good reason, Mr. Conroy would become entitled to receive the following:

  •
  Salary continuation for a period of 18 months at his then current base salary;

  •
  Any accrued but unpaid base salary as of the termination date;

  •
  Any accrued but unpaid bonus, including any performance-based bonus, as of the termination date, on the same terms and at the same times as would have applied had Mr. Conroy's employment not terminated;

  •
  The pro rata portion of a target bonus or any other performance-based bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable period within which Mr. Conroy's employment was terminated;

  •
  If Mr. Conroy elects COBRA coverage for health and/or dental insurance, Company-paid monthly premium payments for such coverage until the earliest of: (1) 12 months from the termination date; (2) the date Mr. Conroy obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

  •
  A payment of $10,000 towards the cost of an outplacement consulting package within 30 days of termination;

  •
  The vesting of the then unvested equity awards granted to Mr. Conroy (whether stock options, restricted stock or stock purchase rights under the Company's equity compensation plan, or other equity awards) will immediately accelerate by a period of 12 months; and

  •
  A change in the exercise period for vested equity awards such that vested equity awards become exercisable until the earlier of (1) two years from the date of termination of employment and (2) the latest date on which those equity awards expire or are eligible to be exercised under the grant agreements, determined without regard to such termination or resignation.

        Under Mr. Conroy's employment agreement, in connection with a change of control, Mr. Conroy would become entitled to receive the following:

  •
  In the event of termination by us without cause or by Mr. Conroy for good reason, within 12 months before, or if Mr. Conroy remains employed with the Company on the effective date of, a change of control, a lump-sum payment equal to 24 months base salary and his pro rata target bonus through the effective date of the change of control; provided, that any payments previously made to Mr. Conroy in connection with the termination of his employment by the Company without cause or by Mr. Conroy with good reason within the 12 months preceding a change of control would be credited against any such lump-sum payment;

  •
  Accelerated vesting of all outstanding unvested equity awards (whether stock options, restricted stock or stock purchase rights under the Company's equity compensation plans, or other equity awards), subject to Mr. Conroy's agreement to remain employed by the Company or any successor, if requested, for a period of at least six months following the change of control at his then current base salary;

  •
  In the event Mr. Conroy's employment is terminated by the Company without cause or by Mr. Conroy for good reason in anticipation or contemplation of a pending or potential change of control or while a potential change of control is under consideration or being negotiated by the Company's Board of Directors, Mr. Conroy shall be deemed to remain an employee for purposes of the Long Term Incentive Plan as of the effective date of the change of control and will receive a full payout under the Long Term Incentive Plan as described in his employment agreement as though he remained an employee of the Company as of the effective date of such change of control; and

  •
  A tax gross-up payment in an amount sufficient to cause the net amount retained by him, after deduction of any parachute payment excise taxes, to equal the amounts payable as described above. At this time, the Board does not intend to provide any additional tax gross-up payments to employees it may hire in the future.

  Arora, Lidgard, Coward and Megan Employment Agreements

        Under their employment agreements, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan would, upon termination without "cause," resignation for "good reason" or certain "change of control" events (in each case as defined in their respective agreements), receive certain benefits, as described below.

        Under their employment agreements, upon termination without cause or resignation for good reason, Mr. Arora, Dr. Lidgard, Mr. Coward and Mr. Megan would become entitled to receive the following:

  •
  Salary continuation for a period of 15 months (12 months for Mr. Megan and Mr. Coward) at his then current base salary;

  •
  Any accrued but unpaid base salary as of the termination date;

  •
  Any accrued but unpaid bonus, including any performance-based bonus, as of the termination date, on the same terms and at the same times as would have applied had the executive's employment not terminated;

  •
  The pro rata portion of a target bonus or any other performance-based bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable period within which the executive's employment was terminated;

  •
  If the executive elects COBRA coverage for health and/or dental insurance, Company-paid monthly premium payments for such coverage until the earliest of: (1) 12 months from the termination date; (2) the date the executive obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

  •
  A payment of $10,000 towards the cost of an outplacement consulting package within 30 days of termination (except for Mr. Megan, who is not entitled to this benefit);

  •
  The vesting of the then unvested equity awards granted to the executive (whether stock options, restricted stock or stock purchase rights under the Company's equity compensation plan, or other equity awards) will immediately accelerate by a period of 12 months; and

  •
  A change in the exercise period for vested equity awards such that vested equity awards become exercisable until the earlier of (1) two years from the date of termination of employment and (2) the latest date on which those equity awards expire or are eligible to be exercised under the grant agreements, determined without regard to such termination or resignation.

        Under their employment agreements, in connection with a change of control, Mr. Arora and Dr. Lidgard would become entitled to receive the following:

  •
  In the event of termination by us without cause or by the executive for good reason within 12 months before, or if the executive remains employed with the Company on the effective date of, a change of control, a lump-sum payment equal to 18 months base salary and the executive's pro rata target bonus through the effective date of the change of control; provided, that any payments previously made to the executive in connection with the termination of his employment by the Company without cause or by the executive with good reason within the 12 months preceding a change of control will be credited against any such lump-sum payment;

  •
  Accelerated vesting of all outstanding unvested equity awards (whether stock options, restricted stock or stock purchase rights under the Company's equity compensation plan, or other equity awards), subject to the executive's agreement to remain employed by the Company or any successor, if requested, for a period of at least six months following the change of control at his then current base salary; and

  •
  In the event the executive's employment is terminated by the Company without cause or by the executive for good reason in anticipation or contemplation of a pending or potential change of control or while a potential change of control is under consideration or being negotiated by the Company's Board of Directors, the executive will be deemed to remain an employee for purposes of the Long Term Incentive Plan as of the effective date of the change of control and will receive a full payout under the Long Term Incentive Plan as described in his respective employment agreement as though he remained an employee of the Company as of the effective date of such change of control.

        Under Mr. Coward's and Mr. Megan's employment agreements, Mr. Coward and Mr. Megan would become entitled to accelerated vesting of all outstanding unvested equity awards (whether stock options, restricted stock, restricted stock units or stock purchase rights under the Company's equity compensation plans, or other equity awards) if (1) within 12 months after a change of control, he is terminated by the Company (or any successor) without cause or he terminates for good reason, (2) a change of control happens within four months after the Company terminates him without cause or he terminates for good reason, or (3) he remains employed by the Company (or any successor) for at least six months following a change of control.

  Conditions to Receipt of Severance and Change of Control Benefits

        Under Mr. Conroy's employment agreement, the Company's obligations to provide Mr. Conroy with the severance benefits described above are contingent on:

  •
  Mr. Conroy's resignation from the Board of Directors in the event of any termination of Mr. Conroy's employment with the Company or upon the request of the Board of Directors in connection with any change of control;

  •
  Mr. Conroy's delivery of a signed waiver and release in a form reasonably satisfactory to the Company of all claims he may have against the Company and his not revoking such release within 21 days after his date of termination;

  •
  Mr. Conroy's compliance with his Employee Confidentiality and Assignment Agreement with the Company;

  •
  Mr. Conroy's compliance with the 18-month non-competition covenant in his employment agreement; and

  •
  Mr. Conroy's compliance with the 18-month non-solicitation covenant in his employment agreement.

        Under Mr. Arora's, Dr. Lidgard's, Mr. Coward's and Mr. Megan's employment agreements, the Company's obligations to provide the severance benefits described above are contingent on:

  •
  The executive's delivery of a signed waiver and release in a form reasonably satisfactory to the Company of all claims he may have against the Company which such release he or she does not revoke within 21 days after his date of termination;

  •
  The executive's compliance with the terms of his Employee Confidentiality and Assignment Agreement with the Company;

  •
  The executive's compliance with the 18-month (12-month for Mr. Coward and Mr. Megan) non-competition covenant set forth in the executive's employment agreement; and

  •
  The executive's compliance with the 18-month (12-month for Mr. Coward and Mr. Megan) non-solicitation covenant set forth in the executive's employment agreement.

  Death or Disability

        In accordance with each named executive officer's employment agreement, in the event of the death or disability of the executive during the executive's employment term, the following will occur:

  •
  The executive's employment and the executive's employment agreement will immediately and automatically terminate;

  •
  The Company will pay the executive (or in the case of death, the executive's designated beneficiary) the executive's base salary and accrued but unpaid bonuses, in each case up to the date of termination; and

  •
  All equity awards granted to the executive, whether stock options or stock purchase rights under the Company's equity compensation plans, or other equity awards, that are unvested at the time of termination will immediately become fully vested and exercisable upon such termination.

  Long Term Incentive Plan

        As part of their employment agreements, we have established a Long Term Incentive Plan pursuant to which Mr. Conroy, Mr. Arora and Dr. Lidgard would be entitled to receive a cash payment upon a change of control based on the equity value of the Company as reflected in the following table.

	Portion of Equity Value
Name	From $100 million to $500 million	Each incremental $50 million from $500 million to $1 billion	Each incremental $50 million from $1 billion to $2 billion	Any amount over $2 billion
Kevin T. Conroy	1.00%	0.50%	0.25%	0.00%
Maneesh K. Arora	0.50%	0.25%	0.125%	0.00%
Graham P. Lidgard	0.50%	0.25%	0.125%	0.00%

        For example, in connection with a change of control transaction having an equity value of $400,000,000, Mr. Conroy would receive a cash payout of $4,000,000, and in the case of a change of control transaction having an equity value of $600,000,000, Mr. Conroy would receive a cash payout of $5,500,000 ($5,000,000 + $250,000 + $250,000).

  Potential Payments upon Termination or Change of Control

        The following table sets forth the estimated post-employment compensation and benefits that would have been payable to our named executive officers under their employment agreements, assuming that each covered circumstance occurred on December 31, 2015.

        Where amounts are reflected in multiple columns in the table, this does not mean that the officer would be entitled to duplicate payments. For example, the executive would be entitled to receive up to, but no more than, the maximum amount reflected in the Cash Severance row upon a severance or a change of control (or a combination of the two events).

Name and Benefit	Severance Eligible Termination** ($)		Change of Control ($)		Severance Eligible Termination and Change of Control Within 12 Months** ($)		Death or Disability ($)
Kevin T. Conroy
Cash Severance	862,500	(1)	1,150,000	(2)	1,150,000	(2)	—
Bonus	277,725	(3)	277,725	(3)	277,725	(3)	—
Options and Restricted Stock	819,878	(4)	2,034,316	(4)	2,034,316	(4)	2,034,316	(4)
Long-Term Incentive Plan	—		6,750,000	(5)	6,750,000	(5)	—
COBRA Benefits	10,310	(6)	—		10,310	(6)	—
Outplacement Consulting	10,000		—		10,000		—

Total estimated value	1,980,413		10,212,041		10,232,351		2,034,316

Maneesh K. Arora
Cash Severance	550,000	(7)	660,000	(1)	660,000	(1)	—
Bonus	182,160	(3)	182,160	(3)	182,160	(3)	—
Options and Restricted Stock	505,135	(4)	1,087,087	(4)	1,087,087	(4)	1,087,087	(4)
Long-Term Incentive Plan	—		3,375,000	(5)	3,375,000	(5)	—
COBRA Benefits	10,310	(6)	—		10,310	(6)	—
Outplacement Consulting	10,000		—		10,000		—

Total estimated value	1,257,605		5,304,247		5,324,557		1,087,087

Graham P. Lidgard
Cash Severance	477,130	(7)	572,556	(1)	572,556	(1)	—
Bonus	104,880	(3)	104,880	(3)	104,880	(3)	—
Options and Restricted Stock	453,447	(4)	905,717	(4)	905,717	(4)	905,717	(4)
Long-Term Incentive Plan	—		3,375,000	(5)	3,375,000	(5)	—
COBRA Benefits	7,589	(6)	—		7,589	(6)	—
Outplacement Consulting	10,000		—		10,000		—

Total estimated value	1,053,046		4,958,153		4,975,742		905,717

D. Scott Coward
Cash Severance	360,000	(8)	—		360,000	(8)	—
Bonus	99,360	(3)	99,360	(3)	99,360	(3)	—
Options and Restricted Stock	401,736	(4)	914,693	(4)	914,693	(4)	914,693	(4)
COBRA Benefits	10,310	(6)	—		10,310	(6)	—
Outplacement Consulting	10,000		—		10,000		—

Total estimated value	881,406		1,014,053		1,394,363		914,693

William J. Megan
Cash Severance	283,300	(8)	—		283,300	(8)	—
Bonus	78,191	(3)	78,191	(3)	78,191	(3)	—
Options and Restricted Stock	184,139	(4)	438,887	(4)	438,887	(4)	438,887	(4)
COBRA Benefits	0	(6)	—		0	(6)	—

Total estimated value	545,630		517,078		800,378		438,887

**
"Severance Eligible Termination" means the executive's termination by the Company without cause or by the executive for good reason.

(1)
Represents 18 months severance.

(2)
Represents 24 months severance.

(3)
Represents 2015 bonus award.

(4)
Represents the value of unvested options, restricted stock units and shares of restricted stock held on December 31, 2015 accelerated in connection with termination or occurrence of a change of control, based upon the closing market price of the common stock on December 31, 2015 ($9.23).

(5)
Amount represents payment due under the Long Term Incentive Plan assuming a change of control transaction at an equity value equal to the Company's total market capitalization as of December 31, 2015.

(6)
Represents the estimated cost of paying for premiums for health and/or dental insurance for the maximum of 12 months.

(7)
Represents 15 months severance.

(8)
Represents 12 months severance.

Director Compensation

  Compensation Policy for Non-Employee Directors

        We maintain a compensation package for our non-employee directors (the "Director Compensation Policy") to enable us to attract and retain, on a long-term basis, high-caliber non-employee directors.

        Pursuant to the Director Compensation Policy, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a director following such meeting is paid an annual cash retainer as follows:

Board Member Compensation	Annual Retainer ($)
Lead Independent Director	70,000
Director	45,000

Committee Chairperson Compensation	Annual Retainer ($)
Audit Committee	25,000
Compensation Committee	15,000
Corporate Governance and Nominating Committee	10,000

Committee Member Compensation	Annual Retainer ($)
Audit Committee	12,500
Compensation Committee	7,500
Corporate Governance and Nominating Committee	5,000

        In lieu of cash, each non-employee director may elect to receive shares of restricted stock having an equivalent dollar value.

        In addition, non-employee directors are paid cash compensation of $1,500 per meeting in unusual circumstances when (1) the Board or any committee has met more than 10 times per year or (2) the Board creates a special committee.

        Pursuant to the Director Compensation Policy, on the date of each annual stockholders meeting, each non-employee director who is continuing to serve as a director following such meeting is also granted restricted stock or deferred stock units having a value of $200,000 with the number of restricted stock or deferred stock units to be issued being determined based on the closing sale price of the Company's common stock on the date of grant. These annual equity grants vest upon the earlier of the first anniversary of the grant date or the date of the next annual stockholders meeting; provided upon the death of a director such director's awards vest in full, upon a director's ceasing to serve for any other reason such director's awards vest pro rata based on the number of days since the grant date and upon a change of control all awards vest in full.

        Pursuant to the Director Compensation Policy, if a director is elected or appointed to the Board of Directors other than on the date of the Company's annual meeting of stockholders, such director's annual cash and equity compensation as described above, for the period between the date of such election or appointment and the date of the Company's next annual meeting of stockholders, shall be granted in a pro rata amount on the date of such annual meeting to reflect the date of such director's election or appointment and the date of the Company's following annual meeting of stockholders. The number of restricted stock or deferred stock units to be issued to the director based on the foregoing pro rata compensation is determined based on the closing sale price of the Company's common stock on the date of such director's appointment, and such restricted stock or deferred stock units shall be fully vested upon grant.

        Upon his or her initial election to the Board of Directors, a new director receives stock options having a grant date fair value computed in accordance with ASC 718 equal to $300,000. Such options vest in three equal annual installments.

        The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

  Non-Employee Director Compensation in 2015

        The following table provides compensation information for the one-year period ended December 31, 2015 for each non-employee member of our Board of Directors. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Thomas D. Carey	71,801	(2)	233,370	—	305,171
Sally W. Crawford	—	(3)	—	—	—
James E. Doyle	55,000		200,000	—	255,000
Daniel J. Levangie	60,000	(2)	200,000	—	260,000
Lionel N. Sterling	70,000	(4)	200,000	—	270,000
David A. Thompson	80,000	(2)	200,000	—	280,000
Michael S. Wyzga	93,849	(2)	288,767	300,000	682,616
Katherine S. Zanotti	77,500	(2)	200,000	—	277,500

(1)
The amounts shown in this column indicate the grant date fair value of stock or option awards, respectively, computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.

  As of December 31, 2015, the non-employee members of our Board of Directors held unexercised stock options and unvested shares of restricted stock and restricted stock units and deferred stock units as follows:

Name	Number of Securities Underlying Unexercised Options	Unvested Shares of Restricted Stock and Restricted Stock Units	Unvested Shares of Deferred Stock Units
Thomas D. Carey	15,620	7,984	—
Sally W. Crawford	—	—	—
James E. Doyle	18,477	7,984	—
Daniel J. Levangie	52,472	7,984	—
Lionel N. Sterling	52,472	7,984	—
David A. Thompson	52,472	7,984	—
Michael S. Wyzga	12,608	—	7,984
Katherine S. Zanotti	33,304	7,984	—
(2)
Amount represents fees earned in cash but which per the election of the director and in accordance with the Director Compensation Policy was paid in shares of common stock having an equivalent dollar value.

(3)
Sally Crawford served on the Board of Directors until the 2015 Annual Meeting of Stockholders where Ms. Crawford did not stand for reelection. Ms. Crawford did not receive any compensation in 2015 for services rendered as a director.

(4)
Includes $46,667 of fees earned in cash but which per the election of the director and in accordance with the Director Compensation Policy was paid in shares of common stock having an equivalent dollar value.

EQUITY COMPENSATION PLAN INFORMATION

        We maintain the following equity compensation plans under which our equity securities are authorized for issuance to our employees and/or directors: the 2000 Stock Option and Incentive Plan, 2010 Omnibus Long-Term Incentive Plan and the 2010 Employee Stock Purchase Plan. Each of the foregoing equity compensation plans was approved by our stockholders. The following table presents information about these plans as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities outstanding)
Equity compensation plans approved by security holders	8,089,535	(1)	$4.80	(2)	6,522,474	(3)
Equity compensation plans not approved by security holders	243,849	(4)	N/A		—
Total	8,333,384		$4.80		6,522,474

(1)
Includes 3,396,790 outstanding restricted stock units under plans approved by our security holders.

(2)
Does not reflect restricted stock units included in the first column that do not have an exercise price.

(3)
Includes 6,159,082 shares of common stock available for future issuance under our 2010 Omnibus Long-Term Incentive Plan and 363,392 shares of common stock available for future issuance under our 2010 Employee Stock Purchase Plan.

(4)
Reflects restricted stock units issued pursuant to the Exact Sciences Corporation 2015 Inducement Award Plan granted to 248 Company employees in connection with their hiring. These inducement RSU awards convert into common stock on a one-for-one basis upon vesting and vest in four equal annual installments beginning on the first anniversary of the applicable grant date.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

        As described in detail under the heading "Compensation and Other Information Concerning Directors and Officers—Compensation Discussion and Analysis" beginning on page 21, our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the "Compensation and Other Information Concerning Directors and Officers" section beginning on page 21 for additional details about our executive compensation programs, including information about the 2015 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the annual meeting:

  •
  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, including the "Compensation Discussion and Analysis", the compensation tables and any related material disclosed in the proxy statement for the Company's 2016 annual meeting, is hereby APPROVED."

        Although the vote on this Proposal 2 regarding the compensation of our named executive officers is not binding on our Board of Directors, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

Vote Required for Approval

        The foregoing resolution will be approved if holders of a majority of the shares present or represented at the 2016 annual meeting, in person or by proxy, and voting on Proposal 2 vote in favor of such resolution.

Board Recommendation

        The Board recommends that our stockholders vote FOR approval of this Proposal 2.

 PROPOSAL 3—APPROVAL OF SECOND AMENDMENT TO 2010 EMPLOYEE
STOCK PURCHASE PLAN

        The Company currently maintains the 2010 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was adopted by our Board of Directors on April 15, 2010 and approved by stockholders at our 2010 Annual Meeting, on July 16, 2010, and subsequently amended with the approval of our stockholders, effective April 29, 2014.

        We are asking stockholders to approve a second amendment to the Stock Purchase Plan (the "Stock Purchase Plan Amendment No. 2") to add 2,000,000 shares of common stock to the pool of shares available for purchase by employees. Under the Stock Purchase Plan, the Company initially reserved 300,000 shares of common stock for issuance to eligible employees. In 2014, the Company, with stockholder approval, increased the number of shares of common stock reserved under the Stock Purchase Plan to 800,000. The Stock Purchase Plan is scheduled to expire on October 31, 2020.

        The Stock Purchase Plan is meant to encourage stock ownership by all eligible employees of the Company so that they may share in the growth of the Company, and it is designed to encourage employees to remain in the employ of the Company. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined under Section 423 of the Code.

        As of April 29, 2016, 363,392 shares of common stock remained reserved for issuance under the Stock Purchase Plan. Under the proposed Stock Purchase Plan Amendment No. 2, upon approval, an additional 2,000,000 shares would be made available for sale under the Stock Purchase Plan, increasing the aggregate number of shares authorized for sale to 2,800,000 shares. Other than the proposed increase to the share pool, the Stock Purchase Plan Amendment No. 2 does not make any other changes to the existing Stock Purchase Plan. We currently anticipate that if the Stock Purchase Plan Amendment No. 2 is approved, the number of shares reserved for issuance under the Stock Purchase Plan will provide us with a sufficient number of shares available for sale for at least the next two years.

        The material terms of the Stock Purchase Plan, as amended by the Stock Purchase Plan Amendment No. 2, are summarized below. This summary of the Stock Purchase Plan is not intended to be a complete description of the Stock Purchase Plan, as amended by the Stock Purchase Plan Amendment No. 2, and is qualified in its entirety by the actual text of the Stock Purchase Plan, as amended by the Stock Purchase Plan Amendment No. 2, which is attached as Appendix A to this proxy statement. The proposed changes to the Stock Purchase Plan as a result of the Stock Purchase Plan Amendment No. 2 are set forth in Appendix A.

Material Features of the Stock Purchase Plan, as Amended by the Stock Purchase Plan
Amendment No. 2

        Plan Administration.    The Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and construe the Stock Purchase Plan and any option granted under it, and such interpretation or construction shall be final unless otherwise determined by the Board of Directors. The Compensation Committee may adopt rules and regulations it deems appropriate for administering the Stock Purchase Plan so long as any such rules and regulations are applied on a uniform basis to all employees under the Stock Purchase Plan.

        Stock Subject to the Stock Purchase Plan.    The stock subject to the options under the Stock Purchase Plan shall be shares of the Company's authorized but unissued common stock or shares of common stock reacquired by the Company, including shares purchased in the open market. Subject to adjustment, the aggregate number of shares of our common stock which may be issued pursuant to Stock Purchase Plan is 2,800,000.

        Eligibility and Participation.    All employees of the Company or any of its participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to receive options under the Stock Purchase Plan. In no event may an employee be granted an option if such employee, immediately after the option was granted, would:

  •
  Own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation; or

  •
  Be permitted the right to purchase stock under the Stock Purchase Plan, and under all other employee stock purchase plans, as defined in Section 423(b)(8) of the Code, of the Company and any parent or subsidiary corporations, to accrue at a rate that exceeds $25,000 worth of fair market value of such stock for each calendar year.

        As of April 29, 2016, approximately 726 employees would have been eligible to receive options under the Stock Purchase Plan.

        Offering Periods.    The Stock Purchase Plan provides for offering periods of 24 months commencing on November 1 and May 1 of each calendar year. The Company will designate one or more dates within each offering period on which shares of our common stock may be purchased by participants in an offering period. Unless and until otherwise determined by the Compensation Committee, there shall be four exercise dates occurring on each April 30 and October 31 within each offering period. Unless otherwise specified by the Compensation Committee, a participant may purchase a maximum of 10,000 shares of common stock during an offering period.

        Grant of Options.    On the first business day of each offering period, the Company will grant to each participant in the Stock Purchase Plan an option to purchase shares on the exercise dates for a maximum of 10,000 shares, on the condition that such participant remains eligible to participate in the Stock Purchase Plan on the exercise date.

        Payroll Deductions.    The Stock Purchase Plan permits participants to authorize payroll deductions in an amount not less than 1% but not more than 15% of the participant's total compensation, including base pay or salary and any overtime, bonuses or commissions. If the participant's accumulated payroll deductions on the last date of the offering period would enable the participant to purchase more than the maximum of 10,000 shares, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price shall be promptly refunded to the participant. In the event that there are unused payroll deductions remaining in a participant's account at the end of an exercise date or an offering period by reason of the inability to purchase a fractional share, such payroll deductions shall be carried forward to the next exercise date or offering period.

        Exercise of Options.    Amounts deducted and accumulated by the participant are used to exercise the options granted to the participant. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the exercise date. For each share, the exercise price of the option shall be the lesser of 85% of the average market price of our common stock on the first business day of the offering period and 85% of the average market price of our common stock on the applicable exercise date. Each employee who continues to be a participant on an exercise date within an offering period shall be deemed to have exercised his or her option and shall be deemed to have purchased as many shares as the participant's accumulated payroll deductions will pay for at the exercise price, subject to the 10,000 maximum share limit described above.

        Withdrawal from Participation.    A participant may withdraw from the Stock Purchase Plan (in whole but not in part) at any time prior to the last day of an offering period by delivering a withdrawal notice to the Company. Any participant who withdraws during an offering period will not be permitted to exercise his or her options. An employee who has previously withdrawn may re-enter the Stock Purchase Plan by filing a new authorization at least ten days before the first day of the next offering period in which he or she wishes to participate. The employee's re-entry into the Stock Purchase Plan becomes effective at the beginning of such offering period, provided that he or she is an eligible employee on the first business day of the offering period. A participant's participation in the Stock Purchase Plan will also cease if: the participant ceases to be an eligible employee or the Stock Purchase Plan is terminated.

        Changes in Capitalization and Similar Changes.    In the event of any change in the outstanding shares of our common stock by reason of any reorganization, split-up, liquidation, recapitalization or otherwise, each participant shall be entitled to purchase such number of shares of our common stock or amount of other securities of the Company as were exchangeable for the number of shares of our common stock that such participant would have been entitled to purchase except for such action. The purchase price per share shall be appropriately adjusted to reflect such action. In the event of any stock dividend upon or with respect to shares of stock of the class which shall at the time subject to an option pursuant to the Stock Purchase Plan, each participant exercising such an option shall be entitled to receive the shares as to which the participant is exercising his or her option. In such event, the participant is also entitled to such number of shares of the class or classes in which such stock dividend was declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of such option's exercise. Upon the happening of any of the foregoing events, the class and aggregate number of shares which are subject to options which have been or may be granted under the Stock Purchase Plan shall be appropriately adjusted to reflect the occurrence of the relevant event.

        Acquisition.    The Stock Purchase Plan provides that in the event of an "acquisition" (as defined in the Stock Purchase Plan), the Compensation Committee or the successor board (as defined in the Stock Purchase Plan) shall, with respect to the options outstanding under the Stock Purchase Plan, either: (1) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of our common stock in connection with the acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such successor corporation, or (c) such other securities as the successor board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of our common stock subject to such options immediately preceding the acquisition; or (2) terminate each participant's options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the acquisition of the number of shares of our common stock that the participant's accumulated payroll deductions as of the date of the acquisition could purchase, at an option price determined with reference only to the first business day of the applicable offering period, over (b) the result of multiplying such number of shares by such option price.

        Term of the Stock Purchase Plan.    Unless sooner terminated, the Stock Purchase Plan shall terminate on October 31, 2020. The Stock Purchase Plan may be terminated at any time by the Board of Directors but such termination shall not affect options then outstanding under the Stock Purchase Plan. The Stock Purchase Plan will terminate when all or substantially all of the unissued shares of stock reserved for the purposes of the Stock Purchase Plan have been purchased. The Compensation Committee or the Board of Directors may from time to time adopt amendments to the Stock Purchase Plan provided that, without the approval of the stockholders of the Company, no amendment may (1) increase the number of shares that may be issued under the Stock Purchase Plan; (2) change the class of employees eligible to receive options under the Stock Purchase Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (3) cause Rule 16b-3 under the Exchange Act to become inapplicable to the Stock Purchase Plan.

        Federal Income Tax Consequences.    The following is a general summary of the federal income tax consequences to the Company and to U.S. taxpayers of options purchased under the Stock Purchase

Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

        The amounts deducted from a participant's pay under the Stock Purchase Plan are included in his or her compensation that is subject to federal income taxes, and the Company will withhold taxes on these amounts. Generally, a participant will not recognize any taxable income (1) when options are granted pursuant to the Stock Purchase Plan, (2) when the shares of our common stock are purchased under the Stock Purchase Plan or (3) at the beginning or end of any offering period.

        If the participant transfers shares of our common stock received upon the exercise of an option within a period of two years from the beginning of an offering period or one year from the date of receipt of the shares of our common stock (the "holding period"), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value at the end of the offering period over the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (is less than) the participant's tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any.

        If the participant transfers the shares of our common stock after the expiration of the holding period, he or she will generally have taxable ordinary income in the year in which the transfer occurs in an amount equal to the lesser of (a) any excess of the fair market value at the beginning of the offering period over the exercise price on that same date, and (b) any excess of the fair market value on the date on which the transfer occurs over the amount paid for the shares of our common stock. The participant will recognize capital gain (or loss) equal to the difference between the fair market value on the date of such transfer and the participant's tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of such transfer.

        Tax Effect for the Company.    We generally will be entitled to a tax deduction for any ordinary income recognized by a participant in respect of options granted pursuant to the Stock Purchase Plan. The participant must remit to the Company an amount sufficient to satisfy all federal (including social security), state, and local withholding taxes incurred in connection with any recognition of ordinary income under the Stock Purchase Plan.

Vote Required for Approval

        The affirmative vote of the holders of a majority of the shares present or represented at the 2016 Annual Meeting, in person or by proxy, and voting on the Second Amendment to the Stock Purchase Plan is required to approve the Second Amendment to the Stock Purchase Plan.

Board Recommendation

        The Board recommends that the stockholders vote FOR approval of the Second Amendment to the Stock Purchase Plan.

 PROPOSAL 4—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are presenting this selection to our stockholders for ratification at the annual meeting.

        BDO audited our consolidated financial statements for 2015. A representative of BDO is expected to be present at the 2016 Annual Meeting. In addition to having the opportunity to make a statement, the BDO representative will be available to respond to any appropriate questions.

Vote Required for Approval

        Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented at the 2016 Annual Meeting, in person or by proxy, and voting on such ratification. If our stockholders fail to ratify the selection of BDO as the independent registered public accounting firm for 2016, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

Board Recommendation

        The Board recommends that our stockholders vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than compensation agreements and other arrangements which are described in "Compensation And Other Information Concerning Directors And Officers" beginning on page 21, in 2015 there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        In October 2009, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Audit Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Audit Committee is not feasible, the Audit Committee shall consider the related person transaction and, if the Audit Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the aggregate fees billed or expected to be billed by BDO for 2015 and 2014 for audit and non-audit services, including "out-of-pocket" expenses incurred in rendering these services. The nature of the services provided for each category is described following the table.

Fee Category	2015	2014
Audit Fees(1)	$463,994	$437,608
Audit-Related Fees(2)	15,450	—
Tax Fees	—	—
All Other Fees	—	—

Total	$479,444	$437,608

(1)
Audit fees include fees for professional services rendered for the audit of our consolidated annual statements, quarterly reviews, consents and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees include fees for professional services rendered for the audit of our 401(k) Plan.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted a policy that requires that all services to be provided by the Company's independent public accounting firm, including audit services and permitted non-audit services, to be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO during 2015 pursuant to this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based solely on our review of copies of such filings, we believe that all reporting persons complied on a timely basis with all Section 16(a) filing requirements during the year ended December 31, 2015.

OTHER BUSINESS

        The Board of Directors knows of no business that will be presented for consideration at the 2016 Annual Meeting other than those items stated above. If any other business should come before the 2016 Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 28, 2016

        The proxy statement and annual report to stockholders are available at http://www.astproxyportal.com/ast/11534/.

Appendix A

AMENDMENT NO. 2
TO
EXACT SCIENCES CORPORATION
2010 EMPLOYEE STOCK PURCHASE PLAN

        AMENDMENT NO. 2 (the "Amendment"), dated April 21, 2016, to the 2010 Employee Stock Purchase Plan (the "Existing Plan"; as amended hereby, the "Plan"), of EXACT SCIENCES CORPORATION, a Delaware corporation (the "Company").

Statement of Purpose

        The Existing Plan was originally approved by the Company's Board of Directors on April 15, 2010, and by its stockholders on July 16, 2010, and became effective on such stockholder approval. The Existing Plan was previously amended pursuant to that certain Amendment No. 1, which was approved by the Company's Board of Directors on April 29, 2014 and by its stockholders on July 24, 2014, and became effective as of April 29, 2014 upon such stockholder approval. The Company wishes to amend further the Existing Plan to increase the number of shares of the Company's common stock, par value $.01, authorized for issuance under the Plan.

        NOW, THEREFORE, the Existing Plan is hereby amended as follows:

        1.    Capitalized Terms.    All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

        2.    Amendment to Existing Plan.

        "Article 4—Stock Subject to the Plan" is hereby deleted in its entirety and replaced with the following:

          "Article 4—Stock Subject to the Plan.    The stock subject to the options under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is the sum of (i) 800,000 plus (ii) effective upon April 21, 2016 (subject to stockholder approval), 2,000,000, all subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan."

        3.    Reference to and Effect on the Plan.    The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

        4.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

*      *      *

        Effective this 21st day of April, 2016.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

EXACT SCIENCES CORPORATION

July 28, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JULY 28, 2016.

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

http://www.astproxyportal.com/ast/11534/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20433030000000001000 1	072816

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR

AND "FOR" EACH OTHER PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect four members of the board of directors to serve for three-year terms as Class I Directors, each such director to serve for such term and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

				FOR	AGAINST	ABSTAIN

			2. Proposal to approve on an advisory basis the compensation of the Company's named executive officers.	☐	☐	☐
		The Board recommends a vote FOR all nominees. NOMINEES:	3. Proposal to approve the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.	☐	☐	☐

☐	FOR ALL NOMINEES	Kevin T. Conroy John A. Fallon M.D. David A. Thompson Katherine S. Zanotti	4. Proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		5. To transact such other business as may properly come before the annual meeting and any adjournment thereof.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR EACH OTHER PROPOSAL.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EXACT SCIENCES CORPORATION

Proxy for Annual Meeting of Stockholders

July 28, 2016

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin T. Conroy and Maneesh K. Arora together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Exact Sciences Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Exact Sciences Corporation to be held on Thursday, July 28, 2016, at 10:00 a.m. local time, at the Monona Terrace Community and Convention Center, 1 John Nolen Drive, Madison, Wisconsin 53703 and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 17, 2016, a copy of which has been received by the undersigned.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

EXACT SCIENCES CORPORATION

July 28, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and  follow the instructions.  Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent  makes it  easy  to  go  paperless.  With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JULY 28, 2016.

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

http://www.astproxyportal.com/ast/11534/.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433030000000001000 1	072816

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR

AND "FOR" EACH OTHER PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.    To elect four members of the board of directors to serve for three-year terms as Class I Directors, each such director to serve for such term and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

				FOR	AGAINST	ABSTAIN

			2. Proposal to approve on an advisory basis the compensation of the Company’s named executive officers.	☐	☐	☐
		The Board recommends a vote FOR all nominees. NOMINEES:	3. Proposal to approve the Second Amendment to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.	☐	☐	☐

☐	FOR ALL NOMINEES	Kevin T. Conroy John A. Fallon M.D. David A. Thompson Katherine S. Zanotti	4. Proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		5. To transact such other business as may properly come before the annual meeting and any adjournment thereof.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR EACH OTHER PROPOSAL.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.